Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

among

OCI BEAUMONT LLC,

as BORROWER,

OCI PARTNERS LP, as the MLP

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT

Dated as of April 4, 2014

BANK OF AMERICA, N.A.,

as LEAD ARRANGER and BOOKRUNNER

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-ii-

-iii-

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SCHEDULE 2.01	Commitments

SCHEDULE 8.18	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04(v)	Existing Indebtedness
SCHEDULE 10.05(xvii)	Existing Investments
SCHEDULE 13.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1, 2, 3 & 4	Form of U.S. Tax Compliance Certificates
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of First Lien Intercreditor Agreement

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THIS REVOLVING CREDIT AGREEMENT, dated as of April 4, 2014, among OCI BEAUMONT LLC (the “Borrower”), OCI Partners LP (the “MLP”) the Lenders party hereto from time to time and BANK OF AMERICA, N.A., as the Administrative Agent (the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, (a) the Borrower has requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $40,000,000, (b) the Borrower has requested that the Issuing Bank issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $20,000,000 and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Borrower or (y) Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary of the Borrower).

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.06.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and any other agent with respect to the Credit Documents, including, without limitation, the Lead Arranger.

“Agreement” shall mean this Revolving Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Commitment Fee Percentage” shall mean a percentage per annum equal to 1.10%.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Loans maintained as (a) Base Rate Loans, 1.75% and (b) LIBO Rate Loans, 2.75%.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person), other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower, of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than pursuant to Section 10.10(i)-(xi).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed) or such other form as shall be acceptable to the Administrative Agent.

“Available Amount” shall mean, at any date (the “Determination Date”), an amount equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 10.05):

(a) $10,000,000; plus:

(b) 50% of the Consolidated Net Income of the Borrower for the period taken as one accounting period from July 1, 2013 to the end of Borrower’s most recently ended fiscal quarter for which Section 9.01 Financials are available on the Determination Date (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(c) 100% of the proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of any Parent Company after the Term Loan Closing Date and on or prior to the Determination Date (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon conversion of Indebtedness incurred after the Closing Date of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Available Amount; provided that this clause (c) shall exclude any Permitted Cure Securities; plus

(d) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Term Loan Closing Date (subject to the same exclusions as are applicable to clause (c) above), plus

(e) 100% of the aggregate principal amount of any Indebtedness of the Borrower or any Subsidiary thereof issued after the Term Loan Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests in the Borrower or any Parent Company, plus

(f) the amount of any Declined Proceeds (as defined in the Existing Term Loan Credit Agreement), minus

(g) any amounts thereof used to make Investments pursuant to the second proviso in Section 10.05(xvi) after the Term Loan Closing Date prior to the Determination Date, minus

(h) any amounts thereof used to make Restricted Payments pursuant to the second proviso in Section 10.03(iv) after the Term Loan Closing Date prior to the Determination Date.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (c) the LIBO Rate plus 1.00%. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” shall mean each Loan which is designated or deemed designated as a Base Rate Loan by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowing” shall mean the borrowing of the same Type of Loan by the Borrower from all the Lenders having Commitments (or from the Swingline Lender, in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date), having in the case of LIBO Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBO Rate Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with LIBO Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean all expenditures made directly or indirectly by Borrower and its Subsidiaries for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability). For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with Net Cash Proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such Net Cash Proceeds, as the case may be.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by (and subject to the control of) the Administrative Agent for the benefit of the Lenders, pursuant to written arrangements reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” shall mean:

(i) United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union;

(ii) readily marketable direct obligations of any member of the European Union whose currency is the Euro, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iii) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Credit Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Credit Party or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law or any deed in lieu thereof, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Credit Party or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” shall mean (a) the acquisition of ownership by any Person other than the MLP of any direct Equity Interest in the Borrower; (b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Equity Interests in the GP and representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock in the GP and (y) the total voting power of all of the outstanding Voting Stock of the GP owned, directly or indirectly, beneficially by the Permitted Holders; (c) the failure of the GP to be the general partner of the MLP; or (d) a “change of control” or similar event shall occur as provided in any credit agreement or indenture in respect of funded indebtedness of a Credit Party, in each case, with any aggregate principal amount in excess of the Threshold Amount.

“Clean-up Date” shall mean the last Business Day of each June and December in each fiscal year of the Borrower.

“Closing Date” shall mean April 4, 2014.

“Closing Fee” shall have the meaning provided in Section 4.01(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents) or will be granted in accordance with Sections 9.12 or 9.13, including, without limitation, all collateral as described in the Security Agreement, and all Mortgaged Properties granted or purported to be granted pursuant to any Security Document.

“Collateral Agent” shall mean (i) in the case of all Collateral other than Mortgaged Property, the Administrative Agent acting as collateral agent for the Guaranteed Creditors pursuant to the Security Documents (other than any Mortgage) and (ii) in the case of any Mortgaged Property, the Real Property Collateral Agent acting as collateral agent for the Guaranteed Creditors with respect to the Mortgaged Property under the Mortgages in accordance with the provisions of the First Lien Intercreditor Agreement.

“Commencement Date” shall mean, in respect of any Material Project, the earlier of (x) the date the construction or expansion of such Material Project commences or (y) the date of the first material cash expenditures in connection with the acquisition of any Real Property to facilitate the construction or expansion of such Material Project.

“Commercial Operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term revenue levels reasonably expected by the Borrower for such Material Project.

“Commercial Operation Date” shall mean, with respect to any Material Project, the date on which such Material Project has achieved full and complete Commercial Operation.

“Commitment” shall mean any of the commitments of any Lender.

“Commitment Commission” shall have the meaning given to such term in Section 4.01(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, for any period, (w) Consolidated Net Income for such period; plus

(x) all of the following, in each case as determined without duplication in accordance with Section 13.07(a) and, except with respect to clause (vi) below, to the extent deducted in calculating Consolidated Net Income for such period:

(i) Consolidated Interest Expense;

(ii) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, federal, foreign, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Subsidiaries paid or accrued during such period, including without duplication (A) payments made in respect of such period pursuant to any tax sharing agreements or arrangements among the Borrower, its Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the income of the Borrower and its Subsidiaries) and (B) an amount equal to the tax distributions actually made to Holdings or any Parent Company in respect of such period in accordance with Section 10.03(ii)(B) as though such amounts had been paid as taxes based on income or profits or capital directly by the Borrower and its Subsidiaries for such period and (C) any taxes or estimated taxes netted from addbacks to Consolidated Net Income pursuant to clauses (ii), (iv) or (v) thereof;

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period;

(iv) any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction and any nonrecurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(v) all non-cash charges and non-cash losses which were included in arriving at Consolidated Net Income for such period (excluding any such non-cash charges or non-cash losses to the extent that they represent an accrual or reserve for potential cash charges or losses in any future period or amortization of a prepaid cash charge or loss that was paid in a prior period); and

(vi) for any Material Projects commenced (or acquired) by the Borrower or any Subsidiary with a Commencement Date occurring during such period, Consolidated EBITDA Material Project Adjustments for such Material Project for such period;

minus all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

provided that, notwithstanding the foregoing:

(1) to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period;

(2) in determining the Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition or other Investment and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period; and

(3) in determining the Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of the Borrower or of the Equity Interests of any Subsidiary of the Borrower during such period and not subsequently reacquired by the Borrower or any of its Subsidiaries during such period.

Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarter ended December 31, 2012 shall be deemed to be $38,880,000.

“Consolidated EBITDA Material Project Adjustments” shall mean, with respect to any Material Project commenced (or acquired) by the Borrower or any Subsidiary, (a) for each applicable period ending prior to the Commercial Operation Date thereof (but including the applicable period ending with the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then current completion percentage of such Material Project as of the applicable date of determination, reasonably determined by the Borrower in good faith and evidenced by an officer’s certificate signed by a Responsible Officer, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the applicable period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each applicable period thereafter until the Commercial Operation Date of such Material Project (including the applicable period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for applicable periods ending after the Scheduled Commercial Operation Date to (but excluding) the applicable period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, and (b) beginning with the applicable period ending with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the applicable period ending with the two immediately succeeding fiscal quarters, an amount equal to 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full applicable period following such Commercial Operation Date, which may be added to actual Consolidated EBITDA for such Applicable Periods but only to the extent actual Consolidated EBITDA plus such amount is not greater than 100% of Projected Consolidated EBITDA.

Notwithstanding the foregoing, no such Consolidated EBITDA Material Project Adjustment shall be allowed with respect to any Material Project unless (A) at least 10 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the day on which financial statements are required to be delivered for the fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have delivered to the Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following the Scheduled Commercial Operation Date with respect to such Material Project and (B) prior to the day on which financial statements are required to be delivered for the initial fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Material Project Adjustment with respect to a Material Project, the Borrower shall have provided a certificate signed by a Responsible Officer showing the calculation of such Projected Consolidated EBITDA.

“Consolidated First Lien Debt” shall mean, at any time, the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries that ranks pari passu in priority to the Lien securing the Obligations hereunder.

“Consolidated First Lien Net Leverage Ratio” shall mean, at any time, the ratio of (i) (A) Consolidated First Lien Debt at such time less (B) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 and Liens created under any Credit Document or the Existing Term Loan Credit Agreement) included on the consolidated balance sheet of the Borrower and its Subsidiaries at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or, if no Test Period has passed, as of the last four quarters of the Borrower then ended).

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (i)(A) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii); provided that Consolidated Indebtedness shall not include (x) Indebtedness in respect of any notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07 or (y) the aggregate amount available to be drawn (i.e., unfunded amounts) under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its consolidated Subsidiary Guarantors (although, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations shall be included in calculations of Consolidated Indebtedness).

“Consolidated Interest Coverage Ratio” shall mean, for any four quarter reference period, the ratio of (x) Consolidated EBITDA for such four quarter reference period to (y) Consolidated Interest Expense for such four quarter reference period.

“Consolidated Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of the Borrower and its Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness (excluding in connection with the Transactions), including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any cash losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations, and costs of surety bonds in connection with financing activities.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that:

(i) in determining Consolidated Net Income, the net income (or loss) of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of dividends, distributions or other payment that are actually paid in cash (or to the extent converted into cash) by such other Person to the Borrower or a Subsidiary thereof during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by the Borrower or a Subsidiary thereof during such period;

(ii) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (including as they relate to floods, droughts and similar naturally occurring and unusual weather events) (less all fees and expenses relating thereto) or expenses (including relating to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses) shall be excluded;

(iii) the net income or loss for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with U.S. GAAP;

(iv) any effects of purchase accounting (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by U.S. GAAP, resulting from the application of purchase accounting in relation to any Investment that is consummated after the Closing Date, or the amortization or write-up, writedown or write-off of any amounts thereof, net of taxes, shall be excluded;

(v) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of any impairment charge or asset write-off, write-up or write-down, in each case pursuant to U.S. GAAP, shall be excluded;

(vi) any adjustments attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of U.S. GAAP, including ASC No. 830, shall be excluded; and

(vii) any (A) payments made in respect of such period pursuant to any tax sharing agreements or arrangement among the Borrower, its Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the income of the Borrower and its Subsidiaries), and (B) amounts of tax distributions actually made to Holdings or any Parent Company in respect of such period in accordance with Section 10.03(ii)(B), shall be excluded.

“Consolidated Senior Secured Debt” shall mean, at any time, the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Net Leverage Ratio” shall mean, at any time, the ratio of (i) (A) Consolidated Senior Secured Debt at such time less (B) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 and Liens created under any Credit Document or the Existing Term Loan Credit Agreement) included on the consolidated balance sheet of the Borrower and its Subsidiaries at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or, if no Test Period has passed, as of the last four quarters of the Borrower then ended).

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Subsidiaries Guaranty, each Security Document and the First Lien Intercreditor Agreement.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the MLP, the Borrower and each Subsidiary Guarantor.

“Cure Right” shall have the meaning provided in Section 11.13.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed (which failure is not cured within one Business Day after the date of such failure) to fund any portion of any Borrowing, participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01 or Section 2.04), (ii) has otherwise failed (which failure is not cured within one Business Day after the date of such failure) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (iii) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with the terms of this Agreement relating to its obligation to fund any Borrowing, participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01, Section 2.04 or Section 3); (iv) has become the subject of a bankruptcy or insolvency proceeding or a takeover (in receivership or similar proceeding) by a Governmental Authority (or has a receiver, conservator, trustee or custodian appointed for it), (v) does not meet a capital adequacy or liquidity requirement applicable to such Lender as determined by the relevant Governmental Authority or (vi) has notified any Credit Party, any Issuing Lender, the Swingline Lender and/or the Administrative Agent of any of the foregoing (including any notification of its intent not to comply with its funding obligations described in preceding clause (i)); provided that for purposes of Section 2.01 with respect to Swingline Loans only, the term “Defaulting Lender” shall also include (a) any Lender with an affiliate that (x) either (A) Controls such Lender or (B) is under common Control with such Lender and (y) has become the subject of a bankruptcy or insolvency proceeding or a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such affiliate as determined by the relevant Governmental Authority (or has a receiver, conservator, trustee or custodian appointed for it), (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days, and (c) any Lender that one of the Swingline Lender, any Issuing Lender or the Administrative Agent believes in good faith has defaulted (which default is continuing), and has notified any Credit Party and the Administrative Agent of such belief (although no such notice shall be required following an Event of Default), in its obligations under any other credit facility to which such Lender is a party.

“Designated Hedge Agreement” shall mean each Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor with a Guaranteed Creditor.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement entered into by the Borrower or any Subsidiary Guarantor with a Guaranteed Creditor.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by the Borrower or any Subsidiary Guarantor with a Guaranteed Creditor.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Dodd-Frank and Basel III” shall have the meaning set forth in Section 2.10(d).

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.04(a).

“Economic Sanctions Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Credit Party or its Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Effective Yield” shall mean, as to any Loans, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring, commitment, underwriting or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding the MLP, the Borrower and their respective Affiliates.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; and any state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, as amended from time to time, and any successor Section thereto.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by the Borrower or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of the Borrower or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the receipt by the Borrower or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by the Borrower or an ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of the Borrower or an ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower could reasonably be expected to have liability, (h) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (i) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (j) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (k) the receipt by the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or, (l) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower that is (a) a Foreign Subsidiary, (b) a FSHCO, (c) not a Wholly-Owned Subsidiary of the Borrower or one or more of its Wholly-Owned Subsidiaries, (d) an Immaterial Subsidiary that is designated as such by the Borrower in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (e) prohibited or restricted by applicable Requirements of Law from guaranteeing the Loans, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received, (f) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (g) a Subsidiary with respect to which a guarantee by it of the Obligations would result in a material adverse tax consequence to the MLP, the Borrower or its Subsidiaries (or to the common parent of a consolidated tax group including the MLP, the Borrower or its Subsidiaries), as reasonably determined by the Borrower, (h) a not-for-profit Subsidiary, (i) a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (j) a special purpose financing Subsidiary, and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the above, (x) if a Subsidiary executes the Subsidiaries Guaranty as a “Subsidiary Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Subsidiaries Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13), (i) any U.S. federal withholding Tax that is imposed on amounts payable to such Lender under a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a) or (ii) any withholding Tax that is attributable to such recipient’s failure to comply with Section 5.04(b) or Section 5.04(c), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) U.S. federal backup withholding Taxes imposed pursuant to Code Section 3406.

“Existing Indebtedness” shall have the meaning provided in Section 10.04(v).

“Existing Term Loan Credit Agreement” shall mean the credit agreement dated as of the Term Loan Closing Date (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof) among the Borrower, OCI USA Inc., the MLP, Bank of America, N.A. as administrative agent and the lenders party thereto.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.01(d).

“Extension Date” shall have the meaning provided in Section 2.14(a).

“Extension Request” shall have the meaning provided in Section 2.14(a).

“Extending Lender” shall have the meaning provided in Section 2.14(b).

“Facing Fee” shall have the meaning provided in Section 4.01(d).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FCPA” shall have the meaning provided in Section 8.15(f).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenants” shall mean, collectively, the covenants of the Borrower set forth in Section 10.11.

“First Lien Intercreditor Agreement” shall mean that First Lien Intercreditor Agreement, substantially in the form of Exhibit J hereto, dated as of the date hereof, among the Administrative Agent, the Collateral Agent and Bank of America, N.A., as administrative agent and collateral agent for the secured parties under the Existing Term Loan Credit Agreement.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” shall mean any Subsidiary substantially all of the assets of which consist of Equity Interests in, Indebtedness owed by, and/or intellectual property relating to, one or more Foreign Subsidiaries, and other assets incidental thereto.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP” shall mean OCI GP LLC, a Delaware limited liability company, or any successor entity thereto or substitute entity thereof that becomes general partner of the MLP.

“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent, each Issuing Lender and the Lenders, (y) with respect to a Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement, the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or any Lender (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender under this Agreement for any reason) so long as the Administrative Agent, such Lender or such Affiliate served such purposes at the time of entry into a particular Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement and in any event, to the extent such Person is not a secured party with respect to such Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Agreement, and (z) with respect to a Designated Hedge Agreement only, any Person so designated by the

Borrower provided that the opportunity to provide the relevant Hedge Agreement on identical terms was first offered to, and refused by, the Administrative Agent and in any event, to the extent such Person is not a secured party with respect to such Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Agreement.

“Guarantor” shall mean and include each Subsidiary Guarantor and the MLP.

“Guaranty” shall mean and include each of the MLP Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Interest Rate Protection Agreement or Hedging Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 9.01(a) or (b), does not have (a) assets in excess of 2.5% of Consolidated Total Assets; provided that when taken together, the assets of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 2.5% of the combined revenues of the Borrower and its Subsidiaries for such period; provided that when taken together, the revenues of all Immaterial Subsidiaries shall not exceed 5.0% of the combined revenues of the Borrower and its Subsidiaries for such period.

“Incremental Amount” shall mean the sum of (a) $100,000,000 and (b) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered (calculated based on audited or reviewed financial statements, or to the extent such financials are not available for the most recent fiscal quarter, certified internal management accounts for such quarter), to exceed 1.25 to 1.00 (with usage of the Incremental Amount being counted under clause (b) prior to clause (a)); provided that for calculating the Consolidated First Lien Net Leverage Ratio for purposes of this definition, (i) all Indebtedness (whether or not unsecured or secured on a pari passu basis with the Liens securing the Obligations or by a junior Lien) being incurred at such time pursuant to Section 10.04(xiv) or Section 10.04(xvi) shall be included in Consolidated First Lien Debt and (ii) the cash proceeds of any Incremental Term Loans shall be excluded solely for purposes of calculating the Consolidated First Lien Net Leverage Ratio on such date.

“Incremental Term Loans” shall have the meaning provided in the Existing Term Loan Credit Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement, any Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 13.01.

“Indemnified Taxes” shall mean all Taxes other than (i) Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (ii) Other Taxes.

“Intellectual Property” shall have the meaning provided in Section 8.19.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, dated as of the Closing Date, by and among Borrower and OCI Fertilizer International B.V.

“Interest Determination Date” shall mean, with respect to any LIBO Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean for purposes of any Letter of Credit, Bank of America, N.A., any affiliate of Bank of America, N.A. and any Lender (or affiliate of any Lender), which, at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Lender’s (or Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3.

“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Loan or Revolving Loan Commitment hereunder at such time.

“L/C Participation Percentages” shall have the meaning provided in Section 3.04(a).

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiary Guarantors with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) any other ordinary course obligations of the Borrower or any of its Subsidiary Guarantors not prohibited pursuant to the terms of this Agreement (other than obligations in respect of (a) any Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (b) any Equity Interests.

“Lead Arranger” shall have the meaning provided on the cover of this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time. The Letter of Credit Exposure of any Lender at any time shall be its RL Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean:

(a) for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBO Rate Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Loans” shall mean each Revolving Loan and Swingline Loan.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.

“London Banking Day” shall mean any day on which banks are open for dealings in dollar deposits in the London interbank market.

“Mandatory RL Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse change in or effect on the general affairs, financial position or results of operations of the Borrower or the Plant or (ii) a material adverse effect (x) on the rights or remedies, taken as a whole, of the Lenders, the Administrative Agent or the Real Property Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Material Project” shall mean the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, $20,000,000.

“Material Real Property” shall mean each parcel of Real Property that is hereafter owned or acquired that does not constitute Excluded Property.

“Maturity Date” shall mean (a) the Revolving Loan Maturity Date, the Swingline Expiry Date, as the case may be and (b) with respect to any Revolving Loans that have been extended pursuant to Section 2.14, the Latest Maturity Date applicable thereto.

“Maximum Borrower Letter of Credit Amount” shave have the meaning provided in Section 3.02.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean $2,000,000.

“MLP” shall mean OCI Partners LP.

“MLP Guaranty” shall mean the guaranty of the MLP pursuant to Section 14.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Real Property Collateral Agent for the benefit of the Guaranteed Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“Mortgaged Property” shall mean (i) the Plant and other Real Property described in Schedule 7(a) to the Perfection Certificate and (ii) each parcel of Material Real Property hereafter acquired by any Credit Party.

“Mortgage Policy” shall have the meaning assigned in Schedule 9.13 hereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which the Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds (net of reasonable costs, expenses and any taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“New Lender” shall have the meaning provided in Section 2.14(e).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extending Lender” shall have the meaning provided in Section 2.14(c).

“Note” shall mean each Revolving Note and Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 100 Federal Street, Mail Code: MA5-100-09-04, Boston MA 02110, Attention: Ned Cox, with a copy to 101 S Tryon St., Mail Code: NC1-002-15-36, Charlotte, NC 28255, Attention: Kim Williams, Telephone No. 980-387-5448, Facsimile: 704-409-0650, Email: kim.williams@baml.com; and (ii) for operational notices, the office of the Administrative Agent located at 901 Main Street, Dallas, TX 75202, Attention: Eldred Sholars, Telephone No. 972-338-3811, Facsimile No. 214-290-9485, E-Mail: eldred.sholars@baml.com; or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Issuing Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and all obligations related to Letters of Credit (including obligations which but for the automatic stay under Section 362(a) of the Bankruptcy Code would become due and including interest at the rate provided for herein accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or any Credit Party or for which the Borrower or any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument and (y) liabilities and indebtedness of the MLP or the Borrower owing under any Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement (other than Excluded Swap Obligations), if any, whether now in existence or hereafter arising (including obligations which but for the automatic stay under Section 362(a) of the Bankruptcy Code would become due and including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), and the due performance and compliance with all terms, conditions and agreements contained therein. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party under any Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement.

“OCI Working Capital Facility” shall mean that certain revolving credit facility providing for commitments in the amount of $40,000,000, dated as of August 20, 2013 by and between (a) Borrower as the borrower and (b) OCI Fertilizer International B.V. as the lender.

“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Parent Company” shall mean any direct or indirect parent company of the Borrower (including the MLP and GP).

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent set forth in Schedule 13.03 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a perfection certificate substantially in the form of the Perfection Certificate delivered to the Collateral Agent and the Real Property Collateral Agent on the Closing Date, or any other form approved by the Collateral Agent and the Real Property Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in a form approved by the Collateral Agent and the Real Property Collateral Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any Person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:

(i) no Default then exists or would result therefrom;

(ii) in the case of any acquisitions involving consideration in excess of $50,000,000, Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis (calculated based on audited or reviewed financial statements, or to the extent such financials are not available for the most recent fiscal quarter, certified internal management accounts for such quarter);

(iii) the Person or business to be acquired shall be, or shall be engaged in, a Similar Business and, to the extent applicable, shall comply with the requirements of Section 9.12(a) on or prior to the date of such acquisitions, and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(iv) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law; and

(v) at least 10 Business Days prior to the proposed date of consummation of a transaction involving consideration in excess of $50,000,000, Borrower shall have delivered to the Agents and the Lenders an officer’s certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, the Liens described in clauses (i), (ii), (iii), (iv), (v), (viii), (x) (xi), (xiii), (xiv), (xvi), (xix) and (xxi) of Section 10.01; provided, however, that upon the date of delivery of any Mortgage Policy pursuant to Section 9.13 hereof, with respect to any Liens referred to in said clauses (i) and (ii) encumbering the applicable Mortgaged Property, the Borrower shall bond over or take any other action reasonably requested by the Administrative Agent to delete any exception to title relating to overdue Taxes or mechanics’, materialmen’s or other similar liens.

“Permitted Cure Securities” shall mean any equity securities of the Borrower or any Parent Company pursuant to the Cure Right.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgagee title insurance policy (or title commitment having the effect of a title insurance policy) delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean OCI, N.V. and any of its wholly-owned direct or indirect Subsidiaries.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, company, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the MLP or a Subsidiary of the MLP or with respect to which the MLP or a Subsidiary of the MLP , has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Plant” shall mean all Real Property and PP&E comprising the OCI Beaumont Facility located in Nederland, Texas.

“Platform” shall have the meaning provided in Section 9.01.

“PP&E” shall mean all personal property and equipment of the Borrower owned and used in connection with its operations.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period, (y) any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of the Borrower or of the Equity Interests of any Subsidiary of the Borrower and/or (z) the Permitted Acquisition, if any, then being consummated as well as in each case any other such transaction consummated after the first day of the Test Period most recently ended prior to the date of any such Permitted Acquisition for which Section 9.01 Financials are available and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate Indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding);

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of the Borrower or any Subsidiary of the Borrower or of the Equity Interests of any Subsidiary of the Borrower consummated during the periods described above, with such Consolidated EBITDA to be determined as if such disposition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period; and

(iv) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or other Investment consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition or other Investment which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition or other Investment (or the relevant portion thereof) was consummated on the first day of the relevant Test Period.

“Projected Consolidated EBITDA” shall mean, in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project, such amount to be determined by the Borrower in good faith and evidenced by an officer’s certificate signed by a Responsible Officer based upon projected revenues that are reasonably likely on the basis of sound financial planning practice, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith.

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA Material Project Adjustment on any date of determination in respect of any Material Project, Projected Consolidated EBITDA for such Material Project shall be deemed to be zero unless the Borrower certifies to the Administrative Agent in good faith in the compliance certificate delivered pursuant to Section 9.01(f) in connection with such date of determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Consolidated EBITDA relating to such Material Project (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrower is unable to make such certification or determines that the Projected Consolidated EBITDA has increased, the Borrower provides the Administrative Agent with written and revised pro forma projections of the Projected Consolidated EBITDA attributable to such Material Project recalculated by the Borrower in good faith and evidenced by an officer’s certificate signed by a Responsible Officer and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Consolidated EBITDA as set forth in the first paragraph of this definition in respect of such Material Project.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September, and December commencing on the last Business Day of June, 2014.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, easement, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Collateral Agent” shall have the meaning ascribed to the term in the First Lien Intercreditor Agreement.

“Reconciliation Report” shall have the meaning provided in Section 9.01(c).

“Recovery Event” shall mean the receipt by the Borrower or any Subsidiary Guarantor of any cash insurance proceeds or condemnation awards payable (i) by reason of any Casualty Event (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03 (but not by reason of any loss of revenues or interruption of business or operations caused thereby), in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower in respect of any such event.

“Refinancing Notes” shall have the meaning provided in the Existing Term Loan Credit Agreement as in effect on the date hereof.

“Refinancing Term Loans” shall have the meaning provided in the Existing Term Loan Credit Agreement as in effect on the date hereof.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, members, managers, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Required Lenders” shall mean, as of any date of determination, Lenders having more than 50.0% of (a) the Revolving Loan Commitments or (b) after the termination of the Revolving Loan Commitments, the RL Percentage; provided that the Revolving Loan Commitment and the RL Percentage of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, ordinance, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of the MLP or the Borrower, or any other officer of the MLP or the Borrower having substantially the same authority and responsibility; provided further that solely for purposes of notices given pursuant to Article II, “Responsible Officer” shall also mean any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean April 4, 2015, subject to the extension thereof pursuant to Section 2.14.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans then outstanding, (ii) the aggregate principal amount of all Swingline Loans then outstanding and (iii) the aggregate Letter of Credit Outstandings at such time.

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Commercial Operation Date” shall mean, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the second paragraph of the definition of Consolidated EBITDA Material Project Adjustment.

“SEC” shall have the meaning provided in Section 9.01(h).

“Section 9.01 Financials” shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 9.01(a) and (b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.09.

“Security Agreement Collateral” shall have the meaning provided in Section 6.09.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent or Real Property Collateral Agent, as the case may be, for the benefit of the Guaranteed Creditors.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by the Borrower on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person does not exceed the fair value of the present assets of such Person; (b) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of such date; and (c) such Person does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder).

“Subsidiaries Guaranty” shall mean a Guaranty delivered by any Subsidiary pursuant to Section 9.12.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) in existence on the Closing Date, as well as each Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) established, created or acquired after the Closing Date which becomes a party to the Subsidiaries Guaranty in accordance with the requirements of this Agreement or the provisions of the Subsidiaries Guaranty.

“Swap Obligation” shall mean, with respect to each Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean Bank of America, N.A. for so long as Bank of America, N.A. is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity; provided that any resigning Administrative Agent shall retain all of its rights with respect to any Swingline Loans made by it prior to such resignation.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any Lender at any time shall be its RL Percentage of the total Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“Term Loan Closing Date” shall mean August 20, 2013.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period).

“Threshold Amount” shall mean $15,000,000.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments in effect at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the RL Exposure at such time.

“Transaction” shall mean, collectively, (i) the execution and delivery by the Credit Parties of this Agreement and the other Credit Documents to which they are a party, if applicable and (ii) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums and expenses payable by the MLP or the Borrower in connection with the transactions described in clause (i) of the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBO Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(c).

“Water Rights” shall mean water rights of every kind and nature which shall include but not be limited to claims, decrees, applications, permits, licenses, storage rights, ditches and ditch rights, riparian and littoral rights, and all shares of stock and memberships in any canal, irrigation or other water company and including, without limitation, those water rights identified in the Mortgages and incorporated herein by reference, in each case, as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of the Mortgages.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). All references herein or in any other Credit Document to an action or certification to be provided by an officer or director of the Borrower shall be interpreted to permit such action or certification to be provided by an officer or director, as applicable, of the MLP (or its general partner), indirectly on the Borrower’s behalf.

Section 2. Amount and Terms of Credit.

2.01 The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan”) to the Borrower, which Revolving Loans (i) shall be denominated in U.S. Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBO Rate Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the RL Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time and (v) shall not be made (and shall not be required to be made) by any Lender if the making of same would cause the RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Revolving Loan Commitment as then in effect.

(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in U.S. Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) if the making of same would cause the RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Revolving Loan Commitment as then in effect and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory RL Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory RL Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory RL Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory RL Borrowing and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory RL Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory RL Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages, provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory RL Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(d) If the Revolving Loan Maturity Date shall have occurred at a time when Revolving Loan Commitments extended pursuant to Section 2.14 (such Commitments, the “Extended Revolving Loan Commitments”) are in effect, then on the Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Loan Maturity Date); provided that, if on the occurrence of the Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocations of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments, which will remain in effect after the occurrence of the Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Revolving Loan Maturity Date.

2.02 Minimum Amount of Each Borrowing of Revolving Loans. The aggregate principal amount of each Borrowing of Revolving Loans shall not be less than the Minimum Borrowing Amount; provided that any Mandatory RL Borrowings shall be made in the amounts required by Section 2.01(c). More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five (5) Borrowings of LIBO Rate Loans in the aggregate for all Loans.

2.03 Notice of Borrowing.

(a) Whenever the Borrower desires to make a Borrowing of Loans hereunder (other than Swingline Loans or Mandatory RL Borrowings), the Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan to be made hereunder and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each LIBO Rate Loan to be made hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in its sole and absolute discretion). Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of the Borrower, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or LIBO Rate Loans and (iv) in the case of LIBO Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 11:00 A.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory RL Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory RL Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or repayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or repayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 2:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory RL Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(c)),, each Lender with a Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory RL Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of a Revolving Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”) and (ii) in the case of a Swingline Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Swingline Note” and, collectively, the “Swingline Notes”).

(b) The Revolving Note issued to each requesting Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date (or, if issued after the Closing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the respective Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and/or LIBO Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Swingline Note issued to the requesting Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Closing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to, voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (d). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Interest Rate Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Loans, into a Borrowing of another Type of Revolving Loan, provided that (i) except as otherwise provided in Section 2.11, (x) LIBO Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted and no such partial conversion of LIBO Rate Loans, as the case may be, shall reduce the outstanding principal amount of such LIBO Rate Loans, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBO Rate Loans if no Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBO Rate Loans than is permitted under Section 2.02. Such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were incurred and, if to be converted into LIBO Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans (including Mandatory RL Borrowings but excluding Swingline Loans) under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Revolving Loan Commitments. No Lender shall be responsible for any default by any other Lender of its obligation to make Revolving Loans hereunder, and each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans hereunder.

2.08 Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan (including with respect to any LIBO Rate Loan converted into a Base Rate Loan pursuant to Section 2.06 or 2.09) made to the Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective LIBO Rate Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBO Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(b) The Borrower agrees, to pay interest in respect of the unpaid principal amount of each LIBO Rate Loan made to the Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBO Rate Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable LIBO Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, (ii) for LIBO Rate Loans and associated interest, 2% per annum in excess of the Applicable Margin for LIBO Rate Loans plus the LIBO Rate and (iii) with respect to fees and all other amounts, 2% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) in respect of each Base Rate Loan and each Swingline Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each LIBO Rate Loan, on (x) the date of any conversion thereof into a Base Rate Loan, pursuant to Sections 2.06, 2.09 or 2.10(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and (iii) in respect of each Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBO Rate Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBO Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBO Rate Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBO Rate Loan, which Interest Period shall, at the option of the Borrower be a one, two or three month period; provided that (in each case):

(i) all LIBO Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBO Rate Loan shall commence on the date of Borrowing of such LIBO Rate Loan (including, in the case of LIBO Rate Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such LIBO Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBO Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBO Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBO Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for a LIBO Rate Loan may be selected at any time when an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date therefor.

With respect to any LIBO Rate Loans, at the end of any Interest Period applicable to a Borrowing thereof, the Borrower may elect to split the respective Borrowing of a single Type into two or more Borrowings of different Types or combine two or more Borrowings into a single Borrowing of the same Type, in each case, by having the Borrower give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBO Rate Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBO Rate, the Borrower shall be deemed to have elected in the case of LIBO Rate Loans, to convert such LIBO Rate Loans into Base Rate Loans with such conversion to be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate;

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBO Rate Loan because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the official interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, official guideline or request, such as, but not limited to: (A) any additional Tax imposed on any Lender (except Indemnified Taxes or Other Taxes indemnified under Section 5.04 or any Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate; or

(iii) at any time, that the making or continuance of any LIBO Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBO Rate Loans shall no longer be available until such time as the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBO Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower, agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Borrower by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBO Rate Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBO Rate Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBO Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBO Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBO Rate Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower, agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity requirements. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III ((x) and (y) collectively referred to as “Dodd-Frank and Basel III”), shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

2.11 Compensation. The Borrower, agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBO Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBO Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office . Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders . (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to a Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (y), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrower and/or the Replacement Lender (as may be agreed to at such time among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall (x) pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender with respect to which such Replaced Lender is being replaced, (II) an amount equal to all Unpaid Drawings (if any) with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (y) in the case of the replacement of any Revolving Loan Commitment, pay to the respective Issuing Lender amounts equal to such Replaced Lender’s RL Percentage of any Unpaid Drawings pursuant to Letters of Credit evidenced by such Revolving Loan Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, pay to the Swingline Lender, an amount equal to such Replaced Lender’s pro rata share of any Mandatory RL Borrowing (as appropriate) (determined in accordance with Sections 2.01(c), 2.01(d) and 2.07), to the extent such amount was not theretofore funded by such Replaced Lender, without duplication and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Revolving Loan Commitment pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 2.13, the Borrower hereby irrevocably authorizes the MLP to take all necessary action, in the name of such Borrower, as described above in this Section 2.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 2.13.

2.14 Extension of Revolving Loan Maturity Date.

(a) At least 60 days but not more than 90 days prior to each anniversary of the Closing Date (any such applicable anniversary of the Closing Date, the “Extension Date”), the Borrower, by written notice to the Administrative Agent, may request (such request, an “Extension Request”) that each Lender extend the Latest Maturity Date for such Lender’s Revolving Loan Commitment for an additional one-year period.

(b) Upon receipt of an Extension Request, the Administrative Agent shall promptly notify each Lender of such request and each Lender shall then, within 15 days of receipt of such notice from the Administrative Agent, notify the Borrower and the Administrative Agent in writing whether such Lender will consent to the extension (each such Lender consenting to the extension, an “Extending Lender”). The failure of any Lender to notify the Administrative Agent of its intent to consent to any extension shall be deemed a rejection by such Lender.

(c) Subject to satisfaction of the conditions in Section 7 as of the Closing Date, the Latest Maturity Date in effect at such time shall be extended for an additional one-year period; provided, however, that no such extension shall be effective (1) unless the Required Lenders agree thereto and (2) as to any Lender that does not agree to such extension (any such Lender, a “Non-Extending Lender”).

(d) To the extent that there are Non-Extending Lenders, the Administrative Agent shall promptly so notify the Extending Lenders, and each Extending Lender may, in its sole discretion, no later than 5 days following such notice from the Administrative Agent (or such later date as the Borrower and the Administrative Agent may agree), give written notice to the Borrower and the Administrative Agent of the amount of the Revolving Loan Commitments of the Non-Extending Lenders that it is willing to assume. The failure of any Extending Lender to notify the Administrative Agent of its intent to assume the Revolving Loan Commitments of the Non-Extending Lenders shall be deemed a rejection by such Lender.

(e) The Borrower shall be permitted to replace any Lender that is a Non-Extending Lender with a replacement financial institution or other entity (each, a “New Lender”); provided that (A) the New Lender shall purchase, at par, all Obligations owing to such replaced Lender on or prior to the date of replacement, (B) the Borrower shall be liable to such replaced Lender under Section 2.11 if any LIBO Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (C) the replaced Lender shall be obligated to assign its Revolving Loan Commitment and RL Exposure to the applicable replacement Lender or Lenders in accordance with the provisions of Section 13.04 (provided that the New Lender or the Borrower shall be obligated to pay the processing and recordation fee referred to therein) and (D) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(f) If the Extending Lenders and the New Lenders are willing to commit amounts that, in an aggregate, exceed the amount of the Revolving Loan Commitments of the Non-Extending Lenders, the Borrower and the Administrative Agent shall allocate the Revolving Loan Commitments of the Non-Extending Lenders among them.

2.15 [Reserved].

2.16 [Reserved].

2.17 [Reserved].

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to a Non-Defaulting Lender, the RL Exposure of such Lender does not exceed its Revolving Loan Commitment at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure (which may, if available, be with the proceeds of a Borrowing) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (such arrangements, the “Letter of Credit Back-Stop Arrangements”);

(iii) the Borrower shall not be required to pay any Fees to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the Lenders pursuant to Section 4.01(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated;

(b) notwithstanding anything to the contrary contained in Section 2.01(b) or Section 3, so long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless the related exposure has been 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower, in each case in accordance with Section 2.18(a), and (ii) participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Loan Exposure, the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its RL Percentage.

Section 3. Letters of Credit.

3.01 Letters of Credit.

(a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, increase the amount of, or extend the maturity date of, at any time and from time to time on and after the Closing Date and prior to the tenth day prior to the Revolving Loan Maturity Date, for the account of the MLP, the Borrower or any of its Subsidiaries (in the case of requests made by it) and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the MLP, the Borrower or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be issued on a sight basis only. Each Letter of Credit shall constitute a utilization of the Revolving Loan Commitments and shall be participated in (as more fully described in the following Section 3.04(a)) by the Lenders in accordance with their respective RL Percentages. All Letters of Credit shall be denominated in U.S. Dollars and shall be issued for the account of the MLP or the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the tenth day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, increase the amount of, or extend the maturity date of , one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator after the date hereof shall purport by its terms to enjoin or restrain such Issuing Lender from issuing, increasing or extending such Letter of Credit or any Requirements of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally (or such Letter of Credit in particular) or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the Closing Date and which such Issuing Lender reasonably and in good faith deems material to it; or such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance, increase or extension of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued, increased or extended, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed $20,000,000 (the “Maximum Borrower Letter of Credit Amount”), (ii) no Letter of Credit shall be issued, increased or extended at any time when the RL Exposure exceeds (or would after giving effect to such issuance, increase or extension exceed) the Total Revolving Loan Commitment at such time, and (iii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date; provided that Letters of Credit may have termination dates that occur later than ten Business Days prior to the Revolving Loan Maturity Date (in the case of standby Letters of Credit) or 30 Business Days prior to the Revolving Loan Maturity Date (in the case of trade Letters of Credit) to the extent that prior to the issuance, increase or extension of any such Letter of Credit, the Borrower shall have (i) deposited cash and/or Cash Equivalents, in an amount equal to at least 102.5% of the Stated Amount of such Letter of Credit, into the Cash Collateral Account or (ii) delivered to the Administrative Agent a letter of credit issued for its benefit in a stated amount equal to at least 102.5% of the Stated Amount of such Letter of Credit and having terms and conditions, and issued by an issuer, satisfactory to the Administrative Agent. The balance from time to time in such Cash Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. All amounts held in the Cash Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full, at which time the amounts on deposit therein shall be returned to the Borrower.

3.03 Letter of Credit Requests; Minimum Stated Amount.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, increased or extended , the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile or electronic communication, if arrangements for such electronic communication have been approved by the Issuing Bank). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues, increases or extends a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue, increase or extend the requested Letter of Credit for the account of the Borrower. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The Stated Amount of each Letter of Credit upon issuance shall be not less than $50,000 or in such lesser amount as is reasonably acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations.

(a) Immediately upon the issuance, increase or externsion by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender (each such Lender with respect to any Letter of Credit, in its capacity under this Section 3.04, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, in a percentage equal to such Participant’s RL Percentage in such Letter of Credit, each drawing or payment made thereunder (each, a “Drawing”) and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 4.01(c) and the Participants shall have no right to receive any portion of any Facing Fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments and, as a result thereof the RL Percentages, of the Lenders pursuant to Sections 2.13 or 13.04, it is hereby agreed that with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the Lenders. With respect to each Letter of Credit from time to time outstanding, the percentage participations therein of the various Lenders calculated as provided above in this Section 3.04(a) are herein called the “L/C Participation Percentages” of the various Lenders in such Letters of Credit. All calculations of the L/C Participation Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and nonappealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender such Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its L/C Participation Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its relevant L/C Participation Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its relevant L/C Participation Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s relevant L/C Participation Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiary Guarantors may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary Guarantor of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the respective Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the respective Borrower to the fullest extent permitted under law)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following notice to the Borrower by the Administrative Agent or the respective Issuing Lender of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans, as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary Guarantor of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions (including any additional Tax) relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except as a result of an additional Tax that is (a) an Indemnified Tax or Other Tax indemnified under Section 5.04 or (b) Excluded Tax), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

3.07 Extended Commitments. If the Revolving Loan Maturity Date has been extended pursuant to Section 2.14, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participation therein and to make payments in respect thereof pursuant to Section 3.04) under (and ratably participated in by Lenders pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participation pursuant to the prior sentence, the occurrence of the Revolving Loan Maturity Date with respect to the relevant Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participation of the Lenders in any Letter of Credit issued before the Revolving Loan Maturity Date.

3.08 Resignation or Removal of Issuing Lender. An Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Lender may be replaced at any time by agreement between the Borrower and the Administrative Agent, provided that so long as no Event of Default exists, such successor Issuing Lender shall be reasonably acceptable to the Borrower. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender or any additional Issuing Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 4.01(c) and (d). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or such addition or to any previous Issuing Lender, or to such successor or such additional Issuing Lender and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Lender hereunder, the Borrower may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

Section 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment a commitment commission, in U.S. Dollars, for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated), computed at a rate for each day equal to the Applicable Commitment Fee Percentage on the daily average of the Total Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time (with all commitment commissions payable as described in this clause (a) being herein referred to as the “Commitment Commission”). Accrued Commitment Commission shall be due and payable, in U.S. Dollars, quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Revolving Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.25% of the stated principal amount of such Lender’s Revolving Loan, payable to such Lender from the proceeds of its Revolving Loans as and when funded on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(c) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender (based on their respective L/C Participation Percentages in the outstanding Letters of Credit) a fee in respect of each Letter of Credit issued hereunder (with all fees payable as described in this clause (c) being herein referred to as “Letter of Credit Fees”), in each case, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum (x) in the case of financial standby Letters of Credit, equal to the Applicable Margin for Revolving Loans as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBO Rate Loans on the daily Stated Amount of each such Letter of Credit and (y) in the case of performance or trade standby Letters of Credit, 1.00% on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) At any time when there is more than one Lender with a Revolving Loan Commitment, the Borrower agrees to pay to the respective Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit; provided that, in any event, the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(e) The Borrower agrees to pay to the respective Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to Letters of Credit.

(f) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the MLP or the Borrower and the Administrative Agent.

4.02 Voluntary Termination of Unutilized Revolving Loan Commitments.

(a) Upon at least one Business Day prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, with the amount of each reduction pursuant to this Section 4.02(a) to apply to reduce the Total Revolving Loan Commitment, provided that no such reduction shall be permitted to be made pursuant to this Section 4.02(a) if the effect thereof is to cause the RL Exposure to exceed the Total Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 4.02(a). Each reduction to the Total Revolving Loan Commitment pursuant to this Section 4.02(a) shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each Lender (based on its respective RL Percentages). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of commitment reduction under Section 4.02(a) if such prepayment would have resulted in a refinancing of all of the Loans and Commitments, which refinancing shall not be consummated or shall otherwise be delayed.

(b) In the event (i) of a refusal by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), or (ii) any Lender becomes a Defaulting Lender, the Borrower may, in each case, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Revolving Loan Commitment, if any, of such Lender, so long as (x) all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule 2.01 shall be deemed modified to reflect such changed amounts) and (y) after giving effect to such termination (and the adjustments to the RL Percentages and/or related L/C Participation Percentages of the remaining Lenders as contemplated below), the RL Exposure of any remaining Lender shall not exceed its Revolving Loan Commitment. After giving effect to the termination of the Commitments of any Lender pursuant to the provisions of this Section 4.02(b), unless the respective Lender continues to have outstanding Loans or other Commitments (if any) hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.12 and 13.01), which shall survive as to such repaid Lender. In cases where the Revolving Loan Commitment of any Lender is terminated pursuant to this Section 4.02(b), except in cases where the respective Commitments are replaced in full, after giving effect to the termination of any such Commitments of a given Lender pursuant to this Section 4.02(b), there shall occur automatic adjustments (as determined by the Administrative Agent) in the RL Percentages (and as a result thereof in the related L/C Participation Percentages) of the remaining Lenders.

4.03 Mandatory Reduction of Commitments.

(a) The Total Revolving Loan Commitment shall terminate in its entirety on the Revolving Loan Maturity Date.

(b) Each reduction to the Total Revolving Loan Commitment pursuant to this Section 4.03 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Revolving Loan Commitment of each Lender with such a Commitment.

Section 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Loans, without premium or penalty (other than as provided in Section 5.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Revolving Loans and/or Swingline Loans, the amount of the Loans to be prepaid, the Types of Loans to be repaid and, in the case of LIBO Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Base Rate Loans and (y) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of LIBO Rate Loans (or, in the case of clause (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent, provided that if any partial prepayment of LIBO Rate Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBO Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then if such Borrowing is a Borrowing of LIBO Rate Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that at the relevant Borrower’s election in connection with any prepayment of Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and (iv) each prepayment of principal of Revolving Loans pursuant to this Section 5.01(a) shall be applied as directed by the Borrower in the applicable notice of prepayment delivered pursuant to this Section 5.01(a). Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a), if such prepayment would have resulted in a refinancing of all of the Loans and Commitments, may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) [Reserved].

(c) In the event of a refusal by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required

Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (I) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (c), the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 2.01 shall be deemed modified to reflect the changed Revolving Loan Commitments), (II) such Lender’s RL Percentage of all outstanding Letters of Credit is, unless re-allocated to another Lender or Lenders in accordance with the terms of this Agreement, as the case may be, cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (c) have been obtained.

5.02 Mandatory Repayments.

(a) If on any date the RL Exposure exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall prepay on the first Business Day after such date the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans, in each case, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower agrees to pay to the Administrative Agent at the appropriate Payment Office on the first Business Day after such date an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in the Cash Collateral Account.

(b) On each Clean-up Date, the Borrower shall prepay in full all Revolving Loans outstanding on such date.

(c) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of LIBO Rate Loans, the specific Borrowing or Borrowings pursuant to which such LIBO Rate Loans were made, provided that (i) repayments of LIBO Rate Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such LIBO Rate Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans shall be repaid in full on the Maturity Date for such Loans.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent or the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.04), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii)

the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Agents within 45 days after the date the payment by any of them of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Agents and each Lender, and reimburse the Agents and each Lender, within 10 days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Agents or such Lender or required to be withheld or deducted from a payment to the Agents or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Agents or a Lender (or by the Agents on behalf of a Lender), shall be conclusive absent manifest error.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduce rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(c) Without limiting the generality of the foregoing: (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is a Lender to the Borrower and that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete signed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit D-1, D-2, D-3 or D-4 (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, U.S. Tax Compliance Certificate, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more direct or indirect partners are claiming the portfolio interest exemption), the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such partner(s); or (iv) two accurate and complete signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax; (y) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent, at the times specified in Section 5.04(b), two accurate and complete signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from

United States federal back-up withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

For the avoidance of doubt, the term “Lender” for purposes of this Section 5.04 shall include any Issuing Lender and any Swingline Lender.

Section 6. Conditions to Effectiveness. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, shall not become effective until the satisfaction or waiver of the following conditions:

6.01 Closing Date; Credit Documents; Notes. On or prior to the Closing Date, the MLP, the Borrower, the Administrative Agent and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it.

6.02 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, in the form of Exhibit E, dated the Closing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that the conditions in Sections 6.07 and 6.16 have been satisfied on such date.

6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Latham & Watkins LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

6.04 Corporate Documents; Proceedings; Organizational Structure; etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper governmental authorities.

6.05 [Reserved].

6.06 [Reserved].

6.07 No Default. No Default or Event of Default shall be caused upon the effectiveness of this Agreement.

6.08 [Reserved].

6.09 Security Agreements. On the Closing Date, (x) each Credit Party shall have duly authorized, executed and delivered the Security Agreement substantially in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of each Credit Parties’ present and future Collateral referred to therein (including, as applicable, by reference to the Perfection Certificate) (the “Security Agreement Collateral”) and (y) each Credit Party shall have duly authorized, executed and delivered the Perfection Certificate and shall have delivered the following:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction and filings with the United States Patent and Trademark Office and United States Copyright Office, in each case, as may be reasonably necessary or desirable to perfect the security interests purported to be created by the Security Agreement and as set forth on Schedule 6 to the Perfection Certificate;

(ii) all stock certificates or Instruments (as defined in the Security Agreement), if any, representing or evidencing the Security Agreement Collateral (to the extent required by the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank shall have been delivered pursuant to the terms of the Existing Term Loan Credit Agreement and the related security agreement, and the collateral agent under such security agreement shall hold such stock certificates, Instruments, instruments of transfer and stock powers as bailee for the Guaranteed Creditors hereunder; and

(iii) certified copies, each of a recent date, of (x) requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name each Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name any Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Collateral Liens or to the extent such financing statements will be terminated as contemplated by Section 6.05), (y) United States Patent and Trademark Office and United States Copyright Office searches reasonably requested by the Administrative Agent and (z) reports as of a recent date listing all effective tax and judgment liens with respect to each Credit Party in each jurisdiction as the Administrative Agent may reasonably require.

6.10 Intercompany Subordination Agreement. On the Closing Date, the Borrower shall have delivered to the Administrative Agent the Intercompany Subordination Agreement.

6.11 Intercreditor Agreement. On the Closing Date, the Administrative Agent and Collateral Agent and the administrative agent and collateral agent under the Existing Term Loan Credit Agreement shall have entered into the First Lien Intercreditor Agreement, and the Credit Parties shall have acknowledged and consented thereto.

6.12 Flood Insurance Documentation. On or prior to the Closing Date, the Borrower shall deliver to the Administrative Agent with respect to any parcel of improved Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Credit Party) together with a copy of, or a certificate as to coverage under and a copy of the flood insurance policy, and a declaration page relating to, the insurance policies required by Section 9.03 hereof (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent and the Real Property Collateral Agent as their interests may appear, on behalf of the Guaranteed Creditors, as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal if permitted by applicable law and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent.

6.13 [Reserved].

6.14 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the MLP as to the solvency of the MLP and the Borrower, taken as a whole, substantially in the form of Exhibit G.

6.15 Fees, etc. On the Closing Date, the Borrower shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Agents or such Lender or otherwise payable in respect of the Transaction to the extent then due.

6.16 Representation and Warranties. All representations, warranties and agreements set forth in Section 8 hereof and elsewhere in the Credit Documents shall be true and correct in all material respects on the Closing Date (in each case, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Closing Date).

6.17 Patriot Act. The Agents shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least three Business Days prior to the Closing Date.

6.18 Insurance Certificates and Letter of Undertaking. On or prior to the Closing Date, the Administrative Agent shall have received certificates of insurance, naming the Collateral Agent and the Real Property Collateral Agent as their interests may appear, on behalf of the Guaranteed Creditors, as an additional insured or loss payee, as the case may be, under all liability and property insurance policies required to be maintained pursuant to Section 9.03 and reasonably requested by the Administrative Agent (as well as evidence of business interruption, windstorm, liability, property, casualty and flood insurance policies).

Section 7. Conditions Precedent to all Credit Events after the Closing Date. The obligation of each Lender to make Loans after the Closing Date and the obligation of each Issuing Lender to issue Letters of Credit after the Closing Date is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) (in each case, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Event).

7.02 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan after the Closing Date (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory RL Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan after the Closing Date, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit after the Closing Date, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by the respective Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7.02 and applicable to such Credit Event are satisfied as of that time.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of the MLP and the Borrower, as applicable, makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty by each Credit Party that the matters specified in this Section 8 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01 Organizational Status. Each of the MLP, the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership, or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Subsidiaries.

8.04 Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition.

(a) The consolidated balance sheets of the Borrower for each of the fiscal years ended December 31, 2011 and 2012, respectively, and the consolidated statements of operations and comprehensive income and cash flows of the Borrower for each such fiscal year present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby. All of the foregoing historical financial statements have been audited by KPMG LLP and prepared in accordance with U.S. GAAP consistently applied.

(b) On and as of the Closing Date, after giving effect to the consummation of the Transaction, the MLP and its Subsidiaries, taken together on a consolidated basis, are Solvent.

(c) [Reserved].

(d) Since December 31, 2012 there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (i) with respect to any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure.

(a) All written information (taken as a whole) furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (including, without limitation, all such written information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will not, on the date as of which such written information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.

(b) Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 8.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of the MLP, the Borrower or any of their respective Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the Closing Date, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans will be used by the Borrower for working capital, capital expenditures and other general corporate purposes.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Loans nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Borrower, the MLP and each of their respective Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower, the MLP and/or any of their respective Subsidiaries, (ii) the Returns accurately reflect all liability for Taxes of the Borrower, the MLP and their respective Subsidiaries for the periods covered thereby, and (iii) each of the Borrower, the MLP and each of their respective Subsidiaries has paid all Taxes payable by it (including in its capacity as withholding agent), other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Borrower, the MLP and their respective Subsidiaries in accordance with U.S. GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, the MLP or any of their respective Subsidiaries, threatened in writing by any authority regarding any Taxes relating to the Borrower, the MLP or any of their respective Subsidiaries. As of the Closing Date, none of the Borrower, the MLP or any of their respective Subsidiaries has entered into an agreement or waiver that is still in effect or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Borrower, the MLP or any of their respective Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower, the MLP or any of their respective Subsidiaries not to be subject to the normally applicable statute of limitations with respect to a material amount of Tax.

8.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c) If each of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Subsidiary of the Borrower, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) The Borrower, any Subsidiary of the Borrower and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.11 The Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Guaranteed Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the applicable Credit Parties in the Security Agreement Collateral, and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) sufficient identification of Commercial Tort Claims (as defined in the Security Agreement) constituting Collateral (as described in the Security Agreement), (iii) the recordation of the Grant of Security Interest in U.S. Patents, if applicable, and the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, (iv) the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office and (v) upon the taking of possession or control by the Collateral Agent (or the collateral agent under the Existing Term Loan Credit Agreement as bailee for the Collateral Agent pursuant to the First Lien Intercreditor Agreement) of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent (or the collateral agent under the Existing Term Loan Credit Agreement as bailee for the Collateral Agent pursuant to the First Lien Intercreditor Agreement) to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Collateral Agent, for the benefit of the Guaranteed Creditors, has (to the extent provided in and required by the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral, subject to no other Liens other than Permitted Collateral Liens, in each case, to the extent perfection can be accomplished under applicable law by the taking of the foregoing actions.

(b) [Reserved].

(c) Upon delivery in accordance with Sections 9.12 or 9.13 as applicable, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Real Property Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Guaranteed Creditors, subject to no other Liens (other than Permitted Collateral Liens related thereto).

8.12 Properties. All Real Property owned, leased or otherwise held by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 7 to the Perfection Certificate. The rights set forth in Schedule 7(c) to the Perfection Certificate as being held by the Credit Parties as of the Closing Date constitute all of the Water Rights necessary or incident to the use and operation of the Plant in the ordinary course of the business of the Credit Parties and the same are valid and existing Water Rights and there exist no unresolved objections or challenges pending against any of said Water Rights. The Borrower has good and marketable fee simple title or valid leasehold interests or easements or other limited property interests in the case of Real Property, and good and valid title in the case of personal property, to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Collateral Liens.

8.13 Capitalization. All outstanding membership interests of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the members of the Borrower that may be imposed as a matter of law) and are owned (as of the Closing Date) by the MLP. The Borrower does not have outstanding any membership interests or other securities convertible into or exchangeable for its membership interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership interests.

8.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, (i) the MLP has no direct Subsidiaries other than the Borrower and (ii) the Borrower has no Subsidiaries.

8.15 Compliance with Statutes; Anti-Money Laundering and Economic Sanctions Laws; FCPA.

(a) Each of the MLP and the Borrower and each of their respective Subsidiaries (if any) is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) No Credit Party, none of its Subsidiaries and, to the knowledge of the executive management of each Credit Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Credit Party, such Subsidiary or Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(c) No Credit Party, none of its Subsidiaries and, to the knowledge of senior management of each Credit Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Credit Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loan is an Embargoed Person.

(d) Except as otherwise authorized by OFAC, no Credit Party, none of its Subsidiaries and, to the knowledge of the executive management of each Credit Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Credit Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(e) None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower located, organized or resident in a Designated Jurisdiction.

(f) Each Credit Party and its Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”), and any foreign counterpart thereto applicable to such Credit Party or such Subsidiary. To the knowledge of senior management of each Credit Party and its Subsidiaries, no Credit Party or its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or such Subsidiary or to any other Person, in violation of FCPA.

8.16 Investment Company Act. None of the MLP ,the Borrower or any of its Subsidiaries (if any) is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17 Environmental Matters. Except for any matters that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and each of its Subsidiaries is in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws;

(b) there are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against the Borrower or any of its Subsidiaries nor any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries);

(c) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries) that would be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any Environmental Law;

(d) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any Environmental Law.

8.18 Labor Relations. Except as set forth in Schedule 8.18, and except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, threatened against the Borrower or any of its Subsidiaries, (b) to the knowledge of each Credit Party, there are no questions concerning union representation with respect to the Borrower or any of its Subsidiaries, (c) the hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of each Credit Party, no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries.

8.19 Intellectual Property. The Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its respective business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.20 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedules 1 and 2 of the Perfection Certificate contain for each Credit Party, as of the Closing Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization of such Credit Party, (v) such Credit Party’s Location, (vi) any corporate or organizational names such Credit Party has had in the last five years, together with the date of the relevant change and (vii) the organizational identification number (if any) of such Credit Party.

Section 9. Affirmative Covenants. The MLP, the Borrower and each of its Subsidiaries hereby covenants and agrees that on and after the Closing Date and until the Total Revolving Loan Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements, Designated Hedge Agreements or Designated Treasury Services Agreements) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the MLP the consolidated balance sheet of the MLP and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and income and member’s equity and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be certified by the chief financial officer of the general partner of the MLP that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the MLP and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. If the MLP has filed (within the time period required above) a Form 10-Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10-Q contains any of the foregoing items, the Lenders shall accept such Form 10-Q in lieu of such items.

(b) Annual Financial Statements. Within 90 (or, in the case of the fiscal year ending December 31, 2013, 120) days after the close of each fiscal year of the MLP, (i) the consolidated balance sheet of the MLP and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and income and stockholder’s equity and statement of cash flows for such fiscal year setting forth (commencing with the MLP’s fiscal year ending December 31, 2013) comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(e) or in the case of the fiscal year ending December 31, 2013, delivered to the Administrative Agent prior to the Closing Date and certified, in the case of consolidated financial statements, by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) which demonstrates that (I) in the course of its regular audit of the financial statements of the MLP and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (II) such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of the MLP and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. If the MLP has filed (within the time period required above) a Form 10-K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10-K contains any of the foregoing items, the Lenders shall accept such Form 10-K in lieu of such items.

(c) Reconciliation Report. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 9.01(a) or (b) above, (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) if different, the Borrower shall provide a reconciliation report describing any material differences between such financial statements and the corresponding financial information applicable to the Borrower and its Subsidiaries on a consolidated basis (a “Reconciliation Report”); provided that for the avoidance of doubt, it is acknowledged that no Reconciliation Report shall be required to be audited.

(d) [Reserved.]

(e) Forecasts. No later than 90 days following the first day of each fiscal year of the Borrower (commencing with the Borrower’s fiscal year ended December 31, 2014), a forecast in form reasonably satisfactory to the Administrative Agent (including projected statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the fiscal quarters of such fiscal year prepared in detail, with appropriate discussion, the principal assumptions upon which such forecast is based.

(f) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit H, certifying on behalf of the Borrower that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail calculations demonstrating compliance with Section 10.11, (ii) certify that there have been no changes to Schedules 1, 2, 3, 7, 9, 10, 11, 12, 14 and 16 of the Perfection Certificate or the latest Perfection Certificate Supplement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a concurrent Perfection Certificate Supplement evidencing such changes and whether the Borrower and the other relevant Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes and (iii) set forth outstanding borrowings under the OCI Working Capital Facility as of such date.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under any debt instrument in excess of the Threshold Amount, (ii) any litigation or governmental investigation or proceeding pending against the MLP, the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) any Casualty Event involving Collateral with a fair market value in excess of $10,000,000 or (iv) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the MLP, the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”).

(i) Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority and all notices received by the Borrower or any of its Subsidiaries from any Governmental Authority under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as a potentially responsible party for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(j) Notices to Holders of Other Indebtedness. Contemporaneously with the sending or filing thereof, the Borrower will provide to the Administrative Agent for distribution to each of the Lenders, any notices provided to, or received from, holders of other funded Indebtedness with a principal amount in excess of the Threshold Amount.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the MLP, the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 9.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

9.02 Books, Records and Inspections.

(a) The Borrower (or the MLP) will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with U.S. GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower (or the MLP) will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower (or the MLP) or such Subsidiary, any of the properties of the Borrower (or the MLP) or such Subsidiary and to examine the books of account of the Borrower (or the MLP) or such Subsidiary and discuss the affairs, finances and accounts of the Borrower (or the MLP) or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give the Borrower (or the MLP) an opportunity to participate in any discussions with its accountants; provided further that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

9.03 Maintenance of Property; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all tangible property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, which, for the avoidance of doubt, shall include business interruption, windstorm, liability and property insurance policies and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If at any time the improvements on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent including, without limitation, evidence of annual renewals of such insurance.

(c) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent and the Real Property Collateral Agent, as their interests may appear, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiary) (i) shall be endorsed to the Collateral Agent’s and the Real Property Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent and the Real Property Collateral Agent, as their interests may appear (including, without limitation, by naming the Collateral Agent and the Real Property Collateral Agent, as their interests may appear, as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent and the Real Property Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs.

(d) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, and, in the case of the Borrower and its Subsidiaries, its and their rights, franchises, licenses, permits, leases, easements and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Sections 10.02 and 10.10, (ii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, permits, leases, easements or Intellectual Property that the Borrower reasonably determines are no longer material to the operations of the Borrower and its Subsidiaries taken as a whole, (iii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) the Transactions.

9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including ERISA and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws.

(a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrower). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on, at, under, about or within any Real Property now or hereafter owned, leased or operated by the Borrower or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of on, at, under, about or within any such Real Property or transported to or from such Real Property in compliance with Environmental Laws.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(i), (ii) at any time that the Borrower or any of its Subsidiaries is not in compliance with Section 9.06(a) or (iii) at any time when an Event of Default is in existence, the Credit Parties will (in each case) jointly and severally provide, at the written request of the Administrative Agent, an environmental assessment report concerning any Mortgaged Property owned, leased or operated by the Borrower or any of its Subsidiaries (in the event of (i) or (ii) that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance), prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the nature and scope of such environmental matter(s) and the reasonable worst case cost of addressing the matter(s) in accordance with Environmental Law. If the Credit Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Borrower, and the Credit Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Mortgaged Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Credit Parties (who shall be jointly and severally liable therefor).

9.07 ERISA. As soon as possible and, in any event, within ten (10) Business Days after the Borrower or any Subsidiary of the Borrower knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect or (d) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect. The Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by the Borrower or a Subsidiary.

9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract, lease, easement or instrument by which it is bound, except such non-performances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

9.10 Taxes.

(a) The Borrower and the MLP each will pay and discharge, and will cause each of their Subsidiaries’ to pay and discharge, all material Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or upon any properties owned by it or leased (if payment of Taxes is required by the applicable lease agreement) to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower, the MLP or any of their Subsidiaries not otherwise permitted under Section 10.01(i); provided that none of the Borrower, the MLP or any of their Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

(b) The Borrower will promptly notify the Administrative Agent and each Lender in writing of any event or change in circumstance that results in (or could reasonably be expected to result in) the MLP being subject to U.S. federal income tax as a corporation (pursuant to Section 7704 of the Code or otherwise).

9.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc.

(a) Each of the MLP and the Borrower will and will cause each of the Subsidiaries of the Borrower (other than Excluded Subsidiaries) to grant to the Collateral Agent and the Real Property Collateral Agent for the benefit of the Guaranteed Creditors security interests and Mortgages in such assets and properties of the Borrower and such other Credit Parties that are Subsidiaries of the Borrower as are not covered by the Security Documents to which it is a party on the Closing Date and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”), in each case, except for those assets and properties expressly excluded pursuant to the Security Documents (including in respect of Excluded Property (as defined in the Security Agreement)). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent and solely to the extent required hereunder or by the applicable Security Documents) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to promptly take) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to no other Liens except for Permitted Collateral Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent and solely to the extent required hereby or by the applicable Security Documents) the Liens in favor of the Collateral Agent and the Real Property Collateral Agent required to be granted pursuant to the Additional Security Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full by the Credit Parties.

(b) With respect to any person that is or becomes either (a) a direct or indirect Subsidiary of the MLP after the Closing Date that directly or indirectly owns any Equity Interests of the Borrower or (b) a Subsidiary of the Borrower (other than an Excluded Subsidiary), the MLP or the applicable Credit Party will (i) deliver to the Collateral Agent (or the collateral agent under the Existing Term Loan Credit Agreement as bailee for the Collateral Agent pursuant to the First Lien Intercreditor Agreement), on the date of formation of such Subsidiary, the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate transfers duly executed in blank, (ii) cause such Subsidiary, on or prior to the date of its formation, to (A) execute and deliver a Guaranty in form and substance reasonably acceptable to the Administrative Agent to become a Guarantor, (B) execute and deliver a joinder agreement to the Security Agreement in form and substance reasonably acceptable to the Administrative Agent to become a grantor thereunder and pledge all of the assets and Equity Interests held by it, including 100% of the Equity Interests of the Borrower and (C) take all actions reasonably necessary or advisable to cause the Lien created by the Security Agreement to be duly perfected to the extent required by the Security Agreement or the First Lien Intercreditor Agreement (the terms of such agreement to prevail in the event of conflict with the Security Agreement), in accordance with all applicable requirements of law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) at the request of the Administrative Agent, deliver to the

Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.

(c) Each Credit Party will, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent (or, in the case of any Mortgaged Property, the Real Property Collateral Agent), promptly (but in any event within the time periods set forth in Section 9.13 or such longer period as the Administrative Agent may reasonably agree), upon the reasonable request of the Administrative Agent or the Collateral Agent (or, in the case of any Mortgaged Property, the Real Property Collateral Agent), at Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents, including “Life-of-Loan” flood hazard determinations and if applicable, executed Notices to Borrower and evidence of flood insurance, mortgagee title policies, surveys, opinions of counsel, or otherwise deemed by the Administrative Agent or the Collateral Agent (or, in the case of any Mortgaged Property, the Real Property Collateral Agent) reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Collateral Liens or as otherwise permitted by the applicable Security Document.

(d) [Reserved].

(e) Each Credit Party agrees that each action required by clauses (a), (b) and (c) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days (10 days in the case of clause (b)) after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree), as the case may be; provided that, in no event will the MLP or the Borrower or any other Credit Party be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13 Post-Closing Actions. The MLP and the Borrower each agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 10. Negative Covenants. The Borrower and each of its Subsidiaries (and in the case of Section 10.09(b), the MLP) hereby covenant and agree that on and after the Closing Date and until the Total Revolving Loan Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements, Designated Hedge Agreements or Designated Treasury Services Agreements) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell accounts receivable with recourse to the Borrower or authorize the filing of any financing statement under the UCC with respect to any Lien or any other similar notice of any Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets and for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of the Borrower or its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets and for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii), plus modifications, renewals, replacements, refinancings and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such modification, refinancing, renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such modification, refinancing, renewal, replacement or extension and (y) any such modification, refinancing, renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries (other than after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and the proceeds and products thereof) unless such Lien is permitted under the other provisions of this Section 10.01;

(iv) Liens created pursuant to the Credit Documents;

(v) Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) under which the applicable Credit Party is the lessor, sublessor, licensor or sublicensor, granted to other Persons (i) not materially interfering with the conduct of the business of the Borrower, (ii) not materially impairing the value or marketability of any Real Property affected thereby and (iii), in the case of Mortgaged Property, subordinate in all respects to the Liens of the Security Documents;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that (x) such Liens serve only to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of the Borrower or any of its Subsidiaries other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Subsidiary; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(viii) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies with respect to the Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, which in the aggregate do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries or materially impair the value or marketability of such Real Property;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party as the tenant or lessee;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) subject to the terms of the First Lien Intercreditor Agreement, Liens securing Indebtedness permitted under Section 10.04(xiv) and (xvii);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) under which the applicable Credit Party is the lessee, tenant, sublessee, subtenant, licensee or sublicensee in the ordinary course of business;

(xvii) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xviii) Liens that are contractual rights of set-off relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness;

(xix) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Borrower;

(xx) Liens on assets of non-Credit Parties securing Indebtedness of non-Credit Parties permitted to be incurred pursuant to Section 10.04(xv);

(xxi) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset or properties of the Borrower or any of its Subsidiaries other than the proceeds of the assets subject to such Lien;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(xviii);

(xxiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiv) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxv) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed $10,000,000 securing any Interest Rate Protection Agreement or Hedging Agreement permitted hereunder;

(xxvi) Liens on cash or Cash Equivalents (and the related escrow accounts (in connection with the issuance into (and pending release from) escrow of any Refinancing Notes;

(xxvii) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture expressly permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;

(xxviii) [reserved]; and

(xxix) Liens not otherwise permitted by the foregoing clauses (i) through (xxviii), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of $20,000,000 in the aggregate at any time outstanding.

In connection with the granting of Liens of the type described in this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent (and in the case of Liens with respect to any Mortgaged Property, the Real Property Collateral Agent acting in accordance with the provisions of the First Lien Intercreditor Agreement) shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(i) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation; and

(ii) (w) any Domestic Subsidiary of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving Person is not the Borrower, such Person expressly assumes, in writing, all the obligations of the Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of the Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Foreign Subsidiary of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Wholly-Owned Foreign Subsidiary of the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower that is an Excluded Subsidiary, so long as such Wholly-Owned Foreign Subsidiary or such Excluded Subsidiary, as applicable, is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation and (y) any Foreign Subsidiary of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vii), so long as (I) no Default and no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent and the Real Property Collateral Agent for the benefit of the Guaranteed Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation or liquidation);

10.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) [reserved];

(ii) the Borrower may pay cash Dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A) U.S. franchise Taxes (and other fees and expenses) required to maintain their corporate existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of the Borrower;

(B) with respect to any taxable year (or portion thereof) ending after the Closing Date with respect to which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes or with respect to which the Borrower is a corporation for U.S. federal income tax purposes and the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a Parent Company is the common parent, an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable been a stand-alone corporate taxpayer or corporate tax group; and

(C) customary salary, bonus and other benefits payable to officers and employees of the MLP or any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of the Borrower and its Subsidiaries in an aggregate amount not to exceed $15,000,000 after the Closing Date;

(iii) the Borrower may pay cash Dividends to the MLP, so long as the proceeds thereof are promptly used by the MLP or any Parent Company to pay general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of the MLP or such Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iv) the Borrower may pay cash Dividends to the MLP or any Parent Company in an unlimited amount; provided that, in each case, (A) no Event of Default (and in the case of clause (i), no Default) shall have occurred and be continuing and (B) Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis for the most recently completed four fiscal quarter period (calculated based on audited or reviewed financial statements, or to the extent such financials are not available for the most recent fiscal quarter, certified internal management accounts for such quarter); provided further that with respect to any period for which the MLP does not satisfy the “gross income requirements” (within the meaning of Section 7704(c) of the Code), the amount of cash Dividends made after such time permitted pursuant to this clause (iv) may not exceed the Available Amount;

(v) the Borrower may engage in the Transaction;

(vi) any Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to other Subsidiaries of the Borrower which directly or indirectly own equity therein;

(vii) any non-Wholly-Owned Subsidiary of the Borrower may declare and pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(viii) so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to any Parent Company to allow such Parent Company to pay cash dividends to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of such Parent Company from management, employees, officers and directors (and their successors and assigns) of any Parent Company, the Borrower and its Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrower to such Parent Company pursuant to this clause (viii), and the aggregate amount paid by such Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by the MLP (but in no event from any Initial Public Offering) from issuances of its Equity Interests and contributed to the Borrower in connection with such redemption or repurchase), in either case, exceed either (x) during any fiscal year of the Borrower, $7,500,000 (provided that subject to the immediately succeeding clause (y), the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (viii) shall increase the amount of cash Dividends permitted to be paid in any succeeding fiscal year pursuant to this clause (iii)) or (y) for all periods after the Closing Date (taken as a single period), $25,000,000; (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by the Borrower or any of its Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of the MLP or any Parent Company, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Term Loan Closing Date, where the net proceeds of such sale are received by or contributed to the Borrower; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (viii) will not be considered to be net proceeds of Equity Interests for purposes of clause (b)(x)(ii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to the Borrower from members of management, officers, directors, employees of the Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(ix) the Borrower may pay reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Subsidiaries;

(x) the Borrower may pay cash Dividends to the MLP so long as the proceeds thereof are promptly used by the MLP (or subsequently paid to any other Parent Company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Borrower and its Subsidiaries;

(xi) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of dividend or other distribution by a Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution;

(xii) the Borrower may make payments with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xiv) will not be considered to be cash proceeds of Equity Interests for purposes of the definition of “Available Amount”; and

(xiii) the Borrower and any Subsidiary may pay dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03.

10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) described in Section 10.01(vii); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (iii) exceed $7,500,000 at any one time outstanding;

(iv) (a) Indebtedness of any Credit Party to another Credit Party, (b) Indebtedness of any Subsidiary that is not a Credit Party to the MLP, the Borrower or any Subsidiary and (c) Indebtedness of the Borrower or any other Credit Party to a Subsidiary that is not a Credit Party; provided that (A) any such Indebtedness owing by any Credit Party to any Subsidiary that is not a Credit Party, shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and shall not exceed $10,000,000 aggregate principal amount at any time outstanding; (B) any such Indebtedness owing to any Credit Party, if evidenced by a promissory note, shall be pledged pursuant to and in accordance with, and if required by, the Security Agreement and (C) any such Indebtedness owing by any Subsidiary that is not a Credit Party to any Credit Party shall be incurred in compliance with Section 6.04;

(v) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04(v) (“Existing Indebtedness”) and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension; provided, however, that such refinancing Indebtedness: (x) has a Weighted Average Life to Maturity at the time such refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced; (y) to the extent such refinancing Indebtedness extends, renews or refinances Indebtedness subordinated or pari passu to the Loans, such refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being extended, renewed or refinanced and (z) shall not include Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refunds, refinances, replaces, renews, extends or defeases Indebtedness of the Borrower or a Subsidiary Guarantor;

(vi) Investments (including guarantees) permitted under Section 10.05 to the extent constituting Indebtedness;

(vii) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;

(viii) Indebtedness in respect of Hedging Agreements so long as the entering into of such Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(ix) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(x) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xii) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower or its Subsidiaries incurred in the ordinary course of business, and (y) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower or its Subsidiaries;

(xiii) additional Indebtedness of the Borrower and its Subsidiaries not to exceed $20,000,000 in aggregate principal amount outstanding at any time;

(xiv) Indebtedness of the Borrower and its Subsidiaries incurred pursuant to the Existing Term Loan Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of (y) $400,000,000 plus (y) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to Section 2.15 of the Existing Term Loan Credit Agreement and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension; provided, however, that such refinancing Indebtedness: (A) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced; (B) to the extent such refinancing Indebtedness extends, renews or refinances Indebtedness subordinated or pari passu to the Loans, such refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being extended, renewed or refinanced and (C) shall not include Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refunds, refinances, replaces, renews, extends or defeases Indebtedness of the Borrower or a Subsidiary Guarantor, unless such Person becomes a Guarantor concurrently with the incurrence thereof;

(xv) Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors not to exceed $2,500,000 in aggregate principal amount outstanding at any time;

(xvi) Indebtedness incurred by the Borrower and/or any Subsidiary consisting of (a) securities that are either unsecured or secured by Liens ranking junior to or pari passu with the Liens securing the

Obligations or (b) term loans that are either unsecured or secured by Liens ranking junior to the Liens securing the Obligations, and the aggregate principal amount of which, taken together with any Indebtedness incurred pursuant to Section 2.15 of the Existing Term Loan Credit Agreement then outstanding, does not exceed the Incremental Amount available at the time of such incurrence and any subsequent extension, renewal or refinancing thereof; provided that the aggregate amount of Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors outstanding at any time pursuant to this clause (xvi) and clause (xiii) shall not exceed $20,000,000; provided further that

(a) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower stating that other than in the case of any such subsequent extension, renewal or refinancing thereof and other than any such incurrence using capacity under clause (b) of the definition of Incremental Amount, the Borrower has elected to decrease the Incremental Amount under clause (a) of the definition thereof as a result of the incurrence of such Indebtedness as contemplated by the definition of Incremental Amount;

(b) the maturity date (except customary asset sale or change of control provisions) of such Indebtedness shall be no earlier than the then Latest Maturity Date and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Loans;

(c) no Event of Default then exists or would result therefrom; and

(d) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of incurrence of such Indebtedness (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date);

(xvii) Refinancing Notes and Refinancing Term Loans;

(xviii) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xix) guarantees made by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any of its Subsidiaries permitted to be outstanding under this Section 10.04; provided that such guarantees are permitted by Section 10.05;

(xx) guarantees of Indebtedness of directors, officers and employees of the Borrower or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxi) guarantees of obligations (other than Indebtedness for borrowed money) of the MLP;

(xxii) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxiii) Indebtedness of the Borrower and its subsidiaries in respect of the OCI Working Capital Facility in an aggregate principal amount at any time outstanding not to exceed $40,000,000 minus the amount of Indebtedness outstanding under this Agreement; and

(xxiv) all premiums (if any), interest (including post-petition interest and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Borrower and its Subsidiaries with respect thereto), other than:

(i) Investments in cash and Cash Equivalents;

(ii) guarantees or indemnities arising under the Credit Documents;

(iii) intercompany loans to and other investments in the MLP (or any other Parent Company) in lieu of dividends otherwise permitted in connection with Section 10.03;

(iv) [reserved];

(v) Permitted Acquisitions;

(vi) the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(vii) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Hedging Agreements to the extent permitted by Section 10.04(viii);

(viii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(ix) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(x) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xi) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;

(xii) the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than the Borrower and its Subsidiaries in the ordinary course of business for fair market value, as determined by the Borrower or such Subsidiary in good faith;

(xiii) to the extent that they constitute Investments, purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xiv) loans and advances by the Borrower and its Subsidiaries to officers, directors and employees of any Parent Company, the Borrower and its Subsidiaries in connection with relocations and other ordinary course of business purposes (including travel and entertainment expenses) in an aggregate amount outstanding not to exceed $500,000;

(xv) guarantees of obligations (other than Indebtedness for borrowed money) of the MLP;

(xvi) Investments in an unlimited amount; provided that (A) in each case, no Default shall have occurred and be continuing and (B) Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis for the most recently completed four fiscal quarter period (calculated based on audited or reviewed financial statements, or to the extent such financials are not available for the most recent fiscal quarter, certified internal management accounts for such quarter; provided further that if the MLP does not satisfy the “gross income requirements” (within the meaning of Section 7704(c) of the Code), the amount of Investments permitted pursuant to this clause (xvi) to be made after such time may not exceed the Available Amount;

(xvii) the Borrower and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(xvii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(xviii) the Borrower and its Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(xix) non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.10;

(xx) additional Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xxi) Investments of a Person that is acquired and becomes a Subsidiary or of a company merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxii) Investments by any Credit Party and any Subsidiary that is not a Credit Party, in the Borrower and its Subsidiaries;

(xxiii) Investments in a Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Subsidiary or joint venture; and

(xxiv) Investments by the Borrower or its Subsidiaries in connection with joint ventures not to exceed $15.0 million in the aggregate amount outstanding at any one time (measured by the fair market value of such Investment as of the date made).

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than (i) the Transaction, (ii) to the extent not otherwise prohibited by this Agreement, transactions between or among any Parent Company, the MLP, the Borrower and its Subsidiaries and (iii) on terms and conditions, taken as a whole, not less favorable to the Borrower and such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

10.07 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, Prepayments of Junior Debt. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Obligations, except for (i) any payment of principal at scheduled maturity, (ii) a refinancing permitted by Section 10.04(v), (iii) payments under any revolving or working capital facility or (iv) so long as no Event of Default shall have occurred and be continuing; provided that in the case of clause (iv), Borrower is in compliance with the Financial Covenants on a Pro Forma Basis (calculated based on audited or reviewed financial statements, or to the extent such financials are not available for the most recent fiscal quarter, certified internal management accounts for such quarter); and

(b) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this Section 10.07(b) could not reasonably be expected to be adverse in any material respect to the interests of the Lenders.

10.08 Negative Pledges. The Borrower shall not, and shall not permit any of its Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to any other intercreditor agreement contemplated by this agreement, and except that this Section 10.08 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) the covenants contained in any Refinancing Term Loans or any Refinancing Note Documents (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement).

(iii) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(iv) customary provisions in leases, subleases, licenses, sublicenses and easements and other contracts restricting the right of assignment thereof;

(v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vi) restrictions imposed by law;

(vii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(viii) contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary;

(ix) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Guaranteed Parties with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis;

(x) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Subsidiary of the Borrower that is not a Credit Party applicable solely to such non-Credit Party, which Indebtedness is permitted by Section 10.04; and

(xii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (viii), (ix) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.09 Business.

(a) The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole conducted by the Borrower and its Subsidiaries on the Closing Date and Similar Business.

(b) The MLP will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower and activities incidental thereto; provided that the MLP may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under this Agreement, any other revolver or working capital facility permitted hereunder and the Existing Term Loan Credit Agreement and any other Indebtedness permitted to be incurred thereunder or refinancings thereof, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the making of upstream loans, (vii) guarantees of obligations of the Borrower and its Subsidiaries, (viii) activities customarily engaged in by master limited partnerships (other than the incurrence of issuance of Indebtedness for borrowed money, (ix) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (x) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (xi) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (xii) the performance of obligations under and compliance with its certificate of organization and operating agreement, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, (xiii) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xiv) the consummation of the Transaction and (xv) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Borrower or its Subsidiaries, as and to the extent not prohibited by this Agreement.

(c) The Borrower will not directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, or otherwise) of Sanctions.

10.10 Asset Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, effect any Asset Sale, other than:

(i) the disposition of Cash Equivalents in a transaction not prohibited by this Agreement;

(ii) dispositions consisting of Liens, Investments, or Dividends otherwise permitted hereunder;

(iii) the sale or discount, in each case in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(iv) licenses, sublicenses, easements, leases or subleases (including of Intellectual Property) under which the applicable Credit Party is the lessor, sublessor, licensor or sublicensor to other Persons (i) not materially interfering with the conduct of the business of the Borrower, (ii) not materially impairing the value or marketability of any Real Property affected thereby and (iii), in the case of Mortgaged Property, subordinate in all respects to the Liens of the Security Documents;

(v) sales or leases of (A) inventory, (B) goods held for sale and (C) immaterial assets in the ordinary course of business;

(vi) sales or other disposals of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of the Borrower;

(vii) transfers of property subject to condemnation proceedings upon the occurrence of the related Recovery Event;

(viii) abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower;

(ix) voluntary terminations of or unwinding of Interest Rate Protection Agreements, Hedging Agreements and Treasury Services Agreements;

(x) [reserved];

(xi) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xii) Asset Sales not otherwise permitted by this Section 10.10; provided that with respect to any Asset Sale of assets in excess of $10 million (except to Credit Parties), (I) no Default or Event of Default exists or would result therefrom and (II) such disposition is for at least 75% cash consideration; provided, that (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed, at the time of receipt of such consideration, $10,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall, in each case, be deemed to be cash.

10.11 Financial Covenants.

(a) The Borrower will not permit the Consolidated Senior Secured Net Leverage Ratio on the last day of any fiscal quarter (beginning with the first full fiscal quarter ending after the Closing Date) to exceed (i) in the case of each fiscal quarter ending prior to March 31, 2015, 2.00 to 1.00 and (ii) in the case of the fiscal quarter ending March 31, 2015 and each fiscal quarter ending thereafter, 1.75 to 1.00.

(b) The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any fiscal quarter (beginning with the first full fiscal quarter ending after the Closing Date) to be less than 5.00 to 1.00.

10.12 Accounting Practices. The Borrower will not make any change in (a) accounting policies or reporting practices, except as would not reasonably be expected to cause a Material Adverse Effect, or (b) its fiscal year.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The MLP, the Borrower or any Guarantor shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by the MLP, the Borrower or any Guarantor herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. The MLP, the Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g)(i), 9.04 (as to the Borrower), 9.08, 9.11, 9.13 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) The MLP, the Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the MLP, the Borrower or any of its Subsidiaries shall be declared to be

(or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder and such Indebtedness is promptly paid; or

11.05 Bankruptcy, etc. The MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), and the petition is not controverted within 21 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), or the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), or there is commenced against the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated) any such proceeding which remains undismissed for a period of 60 days, or the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the MLP, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary, whether or not so designated), for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect or (c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower or any Subsidiary or any ERISA Affiliate was to withdraw completely from any and all Multiemployer Plans which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

11.07 Credit Documents. Other than in accordance with its terms, any of the Credit Documents shall cease to be in full force and effect, or in the case of Security Documents, shall cease to give the Collateral Agent and the Real Property Collateral Agent, for the benefit of the Guaranteed Creditors the Liens, rights, powers and privileges purported to be created thereby, including, without limitation (to the extent provided therein), a perfected security interest in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of the Threshold Amount), in favor of the Collateral Agent and the Real Property Collateral Agent superior to and prior to the rights of all third Persons (except as permitted by the Security Documents), and subject to no other Liens except Permitted Collateral Liens, in each case, except as otherwise expressly permitted in this Agreement); or

11.08 Guaranties. Other than in accordance with its terms, any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

11.09 Judgments. One or more judgments or decrees shall be entered against any Credit Party involving in the aggregate for all Credit Parties a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Casualty or Condemnation. A Casualty Event involving all or substantially all of the Collateral shall occur; or

11.12 Abandonment of Operations. There shall occur the abandonment by the Borrower of all or substantially all of the operations of the Plant for a period in excess of 90 days, other than in respect of any force majeure;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Loan Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the MLP or the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower, as the case may be, and then outstanding; (v) enforce, as Collateral Agent, (or, subject to the terms of the First Lien Intercreditor Agreement, in the case of Mortgaged Property, direct the Real Property Collateral Agent to enforce) all of the Liens and security interests created pursuant to the Security Documents; and (vi) enforce each Guaranty.

After the occurrence of any of the events described in clauses (i) through (iv) of the preceding paragraph, subject to the terms of the First Lien Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 5) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Credit Documents and amounts payable under Section 5, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements, ratably among the Lenders and Guaranteed Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by a Requirement of Law.

Notwithstanding the foregoing, Obligations arising under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor. Each Guaranteed Creditor not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 12 hereof for itself and its Affiliates as if a “Lender” party hereto.

11.13 Right to Cure. Notwithstanding anything to the contrary contained in Section 11, in the event that the Borrower fails (or, but for the operation of this Section 11.13, would fail) to comply with either of the Financial Covenants as of the last day of any fiscal quarter, at any time after such last day until the day that is 10 Business Days after the date the certificate calculating the Financial Covenants for such fiscal quarter is required to be delivered pursuant to Section 9.01(f), any Parent Company shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right”), which cash shall be contributed as common equity to the Borrower (such contributed amount, the “Cure Amount”), all Financial Covenants shall be recalculated by increasing EBITDA with respect to such fiscal quarter and any four-quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Covenants and not for any other purpose under this Agreement (including any “baskets”), by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) no more than five Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 11.13, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenants and (iv) for the avoidance of doubt, in recalculating the Financial Covenants by increasing EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness with the Cure Amount during the fiscal quarter for which such Cure Right is exercised. If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

Section 12. The Administrative Agent.

12.01 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Credit Documents (other than the Mortgages) and the Real Property Collateral Agent shall act as the “collateral agent” under the Mortgages, and each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes (i) the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral (other than Mortgaged Property) granted by any Credit Party to secure any of the Obligations and (ii) the Real Property Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Mortgaged Property granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent or the Real Property Collateral Agent, as the case may be, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XII and Article XIII (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent (and in the case of the Mortgaged Property, the Real Property Collateral Agent) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the First Lien Intercreditor Agreement and the Security Documents and acknowledge and agree that any such action by any Administrative Agent and Real Property Collateral Agent, as the case may be, shall bind the Lenders.

(c) The Lenders hereby authorize the Administrative Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement shall be binding upon the Lenders.

12.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii)

the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

12.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

12.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

12.10 Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement) irrevocably authorize the Administrative Agent, and the Administrative Agent shall,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty pursuant to clause (b) below or (v) if approved, authorized or ratified in writing in accordance with Section 13.12;

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(vi), (vii) or (xxi).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.10. In each case as specified in this Section 12.10, the Administrative Agent will (and each Lender (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement) irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.10.

12.11 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 5.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.11. The agreements in this Section 12.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender,” for purposes of this Section 12.11, shall include any Issuing Lender and any Swingline Lender.

12.12 Indemnification by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Section 13.01(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.12 are subject to the provisions of Section 5.04.

12.13 Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that obtains the benefits of Section 11, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor.

12.14 First Lien Intercreditor Agreement and Collateral Matters.

The Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement) and the Issuing Bank hereby agree to the terms of the First Lien Intercreditor Agreement and acknowledge that Bank of America, N.A. (and any successor Collateral Agent under the Security Documents (and in the case of any Mortgage, any successor Real Property Collateral Agent) and the First Lien Intercreditor Agreement) will be serving as collateral agent for both the Guaranteed Creditors and the secured parties under the Existing Term Loan Credit Agreement pursuant to the Security Documents and the First Lien Intercreditor Agreement. Each Lender hereby consents to Bank of America, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Bank of America, N.A., or any such successor, arising from the role of the collateral agent under the Security Documents or the First Lien Intercreditor Agreement so long as the collateral agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree to: (i) if the Closing Date occurs, pay all reasonable invoiced out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP and, if reasonably necessary, one local counsel in any relevant jurisdiction) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto, (whether or not effective), and of the Agents, each Lender and Issuing Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (ii) pay and hold each Agent, each Lender and each Issuing Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent, each Lender and each Issuing Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender, such Issuing Lender or Lead Arranger) to pay such Other Taxes; and (iii) indemnify each Agent, each Lender and each Issuing Lender and their respective Affiliates, and the officers, directors, employees, agents, and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Lender or any Issuing Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the

proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries; the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding in each case any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person or the directors, officers and employees of such Person, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent in its capacity as such or in its fulfilling such role. To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Lender or any Issuing Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. For the avoidance of doubt, this paragraph shall not limit the obligation of the Borrower to indemnify each Indemnified Person for any liabilities or damages incurred by such Indemnified Person that are asserted against such Indemnified Person by a third party that are payable by the Borrower pursuant to subsection (a) of this Section.

(d) The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile) and mailed, faxed or delivered: if to any Credit Party, c/o OCI Beaumont LLC, P.O. Box 1647, 5470 N. Twin City Hwy., Nederland, Texas 77627, Attention: Contracts Manager; Facsimile No.: (832) 747-9969; with a copy to Capital Corporate Services, 800 Brazos, Suite 400, Austin, TX 78701; with an additional copy to Orascom Construction Industries, Group Corporate Treasury, 2005A Corniche El Nil, Nile City South Tower, Cairo, Egypt, 11221, Attention: Dalia Khorshid / Hussein Marei; Facsimile No.: +202 2461 9409; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to overnight courier, as the case may be, or sent by facsimile, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Borrower or the MLP may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED HEREIN) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Affiliate, officer, director, employee, agent or investment advisor of any of the foregoing (collectively, the “Agent Parties”) have any liability to the MLP, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the MLP, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Administrative Agent and Lenders and, provided, further, that, although any Lender may transfer, assign or grant participation in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of any Loan shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (iii) modify any of the voting percentages set forth in Section 13.12 or the underlying definitions, (iv) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Loans or Letters of Credit hereunder in which such participant is participating or (v) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the limitations and requirements of such Sections, provided that any forms required to be delivered pursuant to Section 5.04(c) by any participant shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a participant shall not be entitled to receive any greater payment under Section 2.10 or Section 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation takes place. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest amounts) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loan, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is to a Governmental Authority and is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the relevant Commitments have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund, managed account or other entity that invests in loans and is managed or advised by the same investment advisor/manager of another fund, managed account or other entity which is a Lender (or by an Affiliate of such investment advisor/manager) shall be treated as an Affiliate of such other Lender for the purposes of this subclause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund, managed account or other entity that invests in loans, any other fund, managed account or other entity that invests in loans and is managed or advised by the same investment advisor/manager of any Lender or by an Affiliate of such investment advisor/manager or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as may be agreed to by the Administrative Agent and, so long as no Event of Default then exists under Section 11.01 or 11.05, the Borrower, which consent shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the relevant Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund, managed account or other entity that invests in loans and any other fund, managed account or other entity that invests in loans and is managed or advised by the same investment advisor/manager of such fund, managed account or other entity or by an Affiliate of such investment advisor/manager as a single Eligible Transferee for all purposes including without limitation the assignment fee referenced below), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 2.01 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default then exists under Section 11.01 or 11.05, the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (which consents, in any such case, shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) (A) the consent of the Swingline Lender and each Issuing Lender set forth in the definition thereof shall be required in connection with any assignment of Revolving Loan Commitments shall be required in connection with any assignment of Revolving Loan Commitments pursuant to this Section 13.04(b) (which consents, in any such case, shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, which the Administrative Agent may waive in its sole discretion and (v) no such transfer or assignment shall be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, such assignee shall provide to the Administrative Agent and the Borrower such Tax forms as are required to be provided under clauses (b) and (c) of Section 5.04. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective Lender and its participation in Letters of Credit and its obligation to make Mandatory RL Borrowing, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning Lender from its obligations as a participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory RL Borrowing (although the respective assignee may agree, as between itself and the respective assigning Lender, that it shall be responsible for such amounts).

(c) [Reserved].

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

(f) [Reserved].

(g) If the Borrower wishes to replace the Loans or Commitments with Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Loans or holding such Commitments, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption Agreement, in the form of Exhibit I, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent (or in the case of any Mortgaged Property, the Real Property Collateral Agent), any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent (or in the case of any Mortgaged Property, the Real Property Collateral Agent), any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent (or in the case of any Mortgaged Property, the Real Property Collateral Agent), any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent (or in the case of any Mortgaged Property, the Real Property Collateral Agent), any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments as, and to the extent, provided herein and (z) any other provisions which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that except as otherwise specifically provided herein, all computations of the Applicable Margin shall utilize U.S. GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a)(i) for the fiscal year of the Borrower ended December 31, 2012; provided further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

(b) All computations of interest (other than interest based on the Base Rate (including Base Rate Loans determined by reference to the Eurodollar Rate)), Commitment Commission and other Fees (other than Drawing Fees) hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable. All computations of interest based determined by reference to the Base Rate (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be based on a 365-day or 366-day year, as the case may be.

(c) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED HOWEVER, NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, THE LAWS OF THE STATE OF TEXAS SHALL GOVERN AS TO (I) WHETHER THE TRANSACTION EVIDENCED BY THIS AGREEMENT AND

THE CREDIT DOCUMENTS TRANSFERS OR CREATES AN INTEREST IN TEXAS REAL PROPERTY FOR SECURITY PURPOSES OR OTHERWISE, (II) THE NATURE OF AN INTEREST IN TEXAS REAL PROPERTY THAT IS TRANSFERRED OR CREATED BY SUCH TRANSACTION, (III) THE METHOD FOR FORECLOSURE OF A LIEN ON ANY REAL PROPERTY SITUATED IN TEXAS SECURING PAYMENT OF THE OBLIGATIONS, (IV) THE NATURE OF AN INTEREST IN ANY SUCH REAL PROPERTY THAT RESULTS FROM FORECLOSURE OF ANY SUCH LIEN, (V) THE MANNER AND EFFECT OF RECORDING OR FAILING TO RECORD EVIDENCE OF SUCH TRANSACTION THAT TRANSFERS OR CREATES AN INTEREST IN ANY SUCH REAL PROPERTY AND (VI) THE PERFECTION, THE EFFECT OF PERFECTION OR NONPERFECTION, AND THE PRIORITY OF SECURITY INTERESTS AND AGRICULTURAL LIENS TO THE EXTENT REQUIRED UNDER SECTIONS 9.301 THROUGH 9.307 OF THE TEXAS BUSINESS & COMMERCE CODE (AS CONTEMPLATED IN SECTION 1.301(c) OF THE TEXAS BUSINESS & COMMERCE CODE). REAL PROPERTY SITUATED IN THE OUTER CONTINENTAL SHELF OR REAL PROPERTY (SUCH AS MINERAL LEASES) ARISING OUT OF REAL PROPERTY IN THE OUTER CONTINENTAL SHELF, WHICH REAL PROPERTY IN THE OUTER CONTINENTAL SHELF IS DEEMED ADJACENT TO THE STATE OF TEXAS PURSUANT TO THE OUTER CONTINENTAL SHELF LANDS ACT, SHALL BE DEEMED TEXAS REAL PROPERTY OR REAL PROPERTY SITUATED IN TEXAS FOR PURPOSES OF THIS SECTION 13.08. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT, COLLATERAL AGENT OR REAL PROPERTY COLLATERAL AGENT, AS THE CASE MAY BE, IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 [Reserved].

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and the Required Lenders and acknowledged by the Administrative Agent (although additional parties may be added to (and annexes may be modified to reflect such additions) the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with applicability of any post-default increase in interest rates and (y) extensions expressly permitted by Section 2.14) or reduce or forgive the principal amount thereof (it being understood that this clause (i) shall not include the waiver of any mandatory prepayment requirements), (ii) except as otherwise expressly provided in the Credit Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, releases all or substantially all of the value of the Guaranty without the prior written consent of each Lender, (iv) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to Revolving Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of Required Lenders without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the prior written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Closing Date), (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender, (vii) amend Section 2.14 the effect of which is to extend the maturity of any Loan without the prior written consent of each Lender directly and adversely affected thereby; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent or (5) without the consent of Collateral Agent (or in the case of any Credit Document relating to Mortgaged Property, the Real Property Collateral Agent), amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent (or in the case of any Credit Document relating to Mortgaged Property, the Real Property Collateral Agent).

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Loans of such Lender in accordance with Section 5.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

(c) Notwithstanding anything in this Section 13.12 to the contrary, in connection with the incurrence by any Credit Party thereof of additional Indebtedness, including pursuant to Section 10.04(iv), the Lenders authorize the Administrative Agent and the Administrative Agent agrees to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, including the entry into the intercreditor agreement referred to in Section 6.11, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Credit Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Credit Party or Subsidiary, to the extent such priority is permitted by the Credit Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

(d) Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) with the written consent of each Lender (unless at such time Loans are held by Lenders who are not affiliates of any Lead Arranger, in which case, the Required Lenders), the Administrative Agent and the Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Without the consent of any other person, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent (or in the case of any Credit Document relating to Mortgaged Property, the Real Property Collateral Agent) may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Guaranteed Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Guaranteed Creditors, in any property or so that the security interests therein comply with any applicable Requirement of Law.

(h) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal and interest amounts of the Loans of each Lender. The MLP, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes, absent manifest error), notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Loans owing to, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

13.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Agent, Lead Arranger and Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be instructed to maintain the confidential nature of such information) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent or any other party hereto, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 (or language substantially similar to this Section 13.16(a)), (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 (or language substantially similar to this Section 13.16(a)), (viii) in connection with exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder and thereunder; (ix) as has become available on a non-confidential basis from a source other than the Borrower, and (x) on a confidential basis to (a) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (b) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the MLP, the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the MLP, the Borrower or any of its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 USA Patriot Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Holdings, the MLP, the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.

13.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.19 [Reserved].

13.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrower and the MLP acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower, the MLP and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lead Arranger, on the other hand, (B) each of the Borrower and the MLP has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the MLP is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower and the MLP or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent or the Lead Arranger has any obligation to the Borrower and the MLP or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the MLP and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent or the Lead Arranger has any obligation to disclose any of such interests to the Borrower and the MLP or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the MLP hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.21 [Reserved].

13.22 [Reserved].

13.23 Non-Recourse to GP. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS DO NOT AND WILL NOT IN ANY WAY CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GP OF THE OBLIGATIONS OF THE MLP, THE BORROWER OR ANY SUBSIDIARY HEREUNDER OR THEREUNDER. IF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IS HELD BY ANY AUTHORITY TO CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GP OF THE OBLIGATIONS OF THE MLP, THE BORROWER OR ANY SUBSIDIARY, SUCH PROVISION SHALL BE DEEMED INEFFECTIVE TO THE EXTENT SUCH PROVISION CONSTITUTES A DIRECT OR INDIRECT GUARANTY BY THE GP OF THE OBLIGATIONS OF THE MLP, THE BORROWER OR ANY SUBSIDIARY. NEITHER THIS AGREEMENT NOR ANY CREDIT DOCUMENT IS INTENDED TO CREATE ANY LIABILITY OF THE GP FOR THE PERFORMANCE OF ANY OBLIGATION OF THE MLP, THE BORROWER OR ANY SUBSIDIARY THEREUNDER OR HEREUNDER. NEITHER THE ADMINISTRATIVE AGENT NOR ANY GUARANTEED CREDITOR SHALL HAVE ANY RECOURSE AGAINST THE GP (INCLUDING ANY RECOURSE FOR ANY DEFICIENCY REMAINING UNDER THIS AGREEMENT OR ANY CREDIT DOCUMENT AFTER THE DISPOSITION OF COLLATERAL PLEDGED PURSUANT TO THE CREDIT DOCUMENTS).

Section 14. MLP Guaranty.

14.01 The Guaranty. In order to induce the Agents, the Collateral Agent (and in the case of the Mortgages, the Real Property Collateral Agent), the Issuing Lenders, the Swingline Lender and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements in recognition of the direct and indirect benefits to be received by the MLP from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements, the MLP hereby agrees with the Guaranteed Creditors as follows: the MLP hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Obligations to the Guaranteed Creditors. If any or all of the Obligations of the MLP to the Guaranteed Creditors becomes due and payable hereunder, the MLP, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Obligations. This Guaranty is a guaranty of payment and not of collection. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the MLP agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the MLP, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrower, and the MLP shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, the MLP unconditionally and irrevocably guarantees the payment of any and all of its Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of the MLP hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Obligations, whether executed by any other guarantor or by any other party, and the MLP understands and agrees, to the fullest extent permitted under law, that the liability of the MLP hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the MLP waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of the MLP hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the MLP whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The MLP waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the MLP.

14.05 Authorization. To the fullest extent permitted under law, the MLP authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Hedge Agreement, any Designated Treasury Services Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Hedge Agreement, any Designated Treasury Services Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the MLP from its liabilities under this Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or the members, managers, officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the MLP is hereby subordinated to the Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the MLP shall be collected, enforced and received by the MLP for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the MLP under the other provisions of this Guaranty. Without limiting the generality of the foregoing, the MLP hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.

14.08 Waiver.

(a) The MLP waives (except as shall be required by applicable law and cannot be waived) any right to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The MLP waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of (i) any defense of the Borrower, any other guarantor or any other party, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Obligations to the extent of such payment, (ii) non-perfection or release of collateral in secured transactions or (iii) any other circumstance that might constitute a defense of the Borrower or the MLP. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the MLP hereunder except to the extent the Obligations have been paid. The

MLP waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the MLP against the Borrower or any other party or any security.

(b) The MLP waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. The MLP assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which the MLP assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the MLP of information known to them regarding such circumstances or risks.

14.09 Maximum Liability. It is the desire and intent of the MLP and the Guaranteed Creditors that this Guaranty shall be enforced against the MLP to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the MLP under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the MLP’s obligations under this Guaranty shall be deemed to be reduced and the MLP shall pay the maximum amount of the Obligations which would be permissible under applicable law.

14.10 Payments. All payments made by the MLP pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

OCI BEAUMONT LLC

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President

OCI PARTNERS LP by OCI GP LLC, its general partner

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President and Chief Executive Officer

[Signature Page OCI Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ J. Stephen Mernick
	Name:	J. Stephen Mernick
	Title:	Managing Director

[Signature Page 2014 OCI Credit Agreement]

SCHEDULE 2.01

to the Credit Agreement

Commitments

Lender	Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$40,000,000	100%

SCHEDULE 8.18

to the Credit Agreement

Labor Matters

None.

SCHEDULE 9.13

to the Credit Agreement

Post-Closing Requirements

1. The Borrower shall deliver to the Real Property Collateral Agent each of the following items as soon as reasonably practicable and in any event within 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion):

(i) Mortgages; Fixture Filings. A Mortgage encumbering each parcel of Mortgaged Property of any Credit Party as of the Closing Date in favor of the Real Property Collateral Agent, for the benefit of the Guaranteed Creditors, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the applicable political subdivision where the applicable Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof, and such financing statements and other instruments as may be necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ii) Consents and Approvals. With respect to such Mortgaged Property, such consents, approvals, amendments, supplements, estoppels [(including, without limitation, an estoppel relating to that certain Leasehold Services Agreement by and between Lucite International, Inc. and OCI Beaumont LLC, as amended)], tenant subordination agreements or other instruments as may reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect thereto;

(iii) Opinions. Legal opinions, addressed to the Real Property Collateral Agent and the Guaranteed Creditors, of (a) local counsel to the Credit Parties in each jurisdiction where the Mortgaged Property is located regarding the enforceability of each Mortgage and such other matters as may be reasonably requested by the Administrative Agent and (b) Latham & Watkins LLP regarding due authorization, execution and delivery of each Mortgage, in each case of clauses (a) and (b) above in form and substance reasonably satisfactory to the Administrative Agent;

(iv) Payment of Recording Fees and Costs. Evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages required under this paragraph 1.

(v) Title Insurance Policies. With respect to each Mortgage, a mortgagee title insurance policy or a binding commitment with respect thereto having the effect of a policy of title insurance with respect to each Mortgage, naming the Real Property Collateral Agent as the insured for the benefit of the Guaranteed Creditors, issued by Chicago Title Insurance Company, or a different nationally recognized title insurance company reasonably acceptable to the Administrative Agent, in form and substance and in an amount reasonably acceptable to the Administrative Agent insuring the Mortgage to be a valid and subsisting first-priority Lien on the property described therein, free and clear of all Liens other than Permitted Collateral Liens, which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Administrative Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (to the extent available) as shall be reasonably requested by the Administrative Agent, including endorsements on matters relating to usury, first loss, last dollar, zoning and contiguity, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, address, separate tax lot coverage over minerals and so-called comprehensive coverage over covenants and restrictions (each, a “Mortgage Policy”);

(vi) Survey. With respect to each parcel of Mortgaged Property, (a) a copy of an existing survey, together with an “affidavit of no change” satisfactory to the title insurance company and the Administrative Agent and sufficient to remove the standard survey exception and provide reasonable and customary survey related endorsements to the Mortgage Policy or (b) a survey otherwise satisfactory to the title insurance company and the Administrative Agent to remove the standard survey exception and provide reasonable and customary survey related endorsements to the Mortgage Policy, as elected by the Administrative Agent in its reasonable discretion;

(v) Site Plan. A comprehensive site plan of the Plant, and any appurtenant, beneficial or burdening easements, rights of way, and other rights or interests with respect to Real Property utilized in the operation of the Credit Parties’ business, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) Zoning. With respect to each parcel of Mortgaged Property, a zoning report or other evidence of compliance with zoning and similar Requirements of Law in form and substance reasonably satisfactory to the Administrative Agent;

(vii) Leases. With respect to the Mortgaged Property, copies of all leases in which any Credit Party holds the lessor’s interest or other agreements relating to possessory interests, if any, which agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to the Administrative Agent, and shall otherwise be acceptable to the Administrative Agent;

(viii) Perfection Certificate Supplement. A supplement to the Perfection Certificate required to be delivered on the Closing Date, which supplement reflects any applicable changes to Schedules 7(a), (b) and (c) thereof; and

(xi) Affidavits and Other Information. With respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue the Mortgage Policies contemplated above.

2. The Borrower shall deliver to the Collateral Agent each of the following items within 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion):

(i) Insurance Certificates and Endorsements. All insurance certificates and endorsements thereof naming the Collateral Agent as Mortgagee and Loss Payee or Additional Insured, as applicable, in form and substance reasonably acceptable to the Collateral Agent.

SCHEDULE 10.01(iii)

to the Credit Agreement

Existing Liens

1.	Liens securing the loans incurred under the Existing Term Loan Credit Agreement.

2.	Liens securing the following Letters of Credit.

Holding Bank	Applicant	Beneficiary	Effective Date	Expiration Date	Amount (USD)
Citibank – USA	OCI Beaumont LLC	Etoile 660 Madison LLC – NY, USA	8/17/2012	4/16/2020	282,300.00

SCHEDULE 10.04(v)

to the Credit Agreement

Existing Indebtedness (Including Letters of Credit)

Existing Third Party Credit Facilities

Existing Term Loan Credit Agreement.

Intercompany Loans

Lender	Borrower	Principal Amount	Date of Loan Agreement	Interest Rate	Maturity Date

OCI Fertilizer International B.V.	OCI Beaumont LLC	USD 100,000,000	9/15/2013, as amended	The rate per annum applicable to the Term B-2 Loans under the Existing Term Loan Credit Agreement plus 25 basis points.	1/20/2020

Letters of Credit

Holding Bank	Applicant	Beneficiary	Effective Date	Expiration Date	Amount (USD)
Citibank – USA	OCI Beaumont LLC	Etoile 660 Madison LLC – NY, USA	8/17/2012	4/16/2020	282,300.00
Bank of America N.A.	OCI Beaumont LLC	Enterprise Products Operating LLC – Houston, TX	3/18/2014	6/15/2014	3,000,000
Bank of America N.A.	OCI Beaumont LLC	Houston Pipe Line Company LP – Houston, TX	3/18/2014	6/15/2014	10,000,000

SCHEDULE 10.05(xvii)

to the Credit Agreement

Existing Investments

100% of the equity interests of the Borrower owned by the MLP.

SCHEDULE 13.03

to the Credit Agreement

Lender Addresses

Administrative Agent

Administrative Agent’s Office (for payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

100 Federal Street, Mail Code: MA5-100-09-04

Boston, MA 02110

Attention:

Telephone:

Electronic Mail:

with a copy to:

Bank of America, N.A., as Administrative Agent

Bank of America Plaza

101 S. Tryon St., Mail Code: NC1-002-15-36

Charlotte, NC 28255-0001

Telephone:

Facsimile:

Electronic Mail:

Wire Instruction:

Bank of America, N.A., New York, NY

ABA #

Account No.:

Attention: Credit Services

Ref: OCI Beaumont LLC

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

901 Main Street, Dallas, TX 75202

Attention:

Telephone:

Facsimile:

Electronic Mail:

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent

        (the “Administrative Agent”) for the Lenders

        party to the Credit Agreement referred to below

Credit Services

222 Broadway

New York, NY 10038

Attention: Kim Williams

Ladies and Gentlemen:

The undersigned, OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), refers to the Revolving Credit Agreement, dated as of April 4, 2014 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”); hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement and sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     ,                     .1

(ii) The aggregate principal amount of the Proposed Borrowing is $            .

(iii) The Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBO Rate Loans].

(iv) [The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months]].2

[1]	Shall be at least one Business Day in the case of Base Rate Loans and at least three Business Days in the case of LIBO Rate Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in its sole and absolute discretion).
[2]	To be included for a proposed Borrowing of LIBO Rate Loans.

Exhibit A-1-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects (in each case, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours, OCI BEAUMONT LLC

By:
Name:
Title:

Exhibit A-1-2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Administrative Agent

        (the “Administrative Agent”) for the Lenders

        party to the Credit Agreement referred to below

Credit Services

222 Broadway

New York, NY 10038

Attention: Kim Williams

Ladies and Gentlemen:

The undersigned, OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), refers to the Revolving Credit Agreement, dated as of April 4, 2014 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”); hereby gives you irrevocable notice pursuant to Section 2.06 of the Credit Agreement that the undersigned hereby requests to [convert][continue] the Borrowing of Loans referred to below and sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.06 of the Credit Agreement:

(i) The Proposed [Conversion][Continuation] relates to the Borrowing of Revolving Loans originally made on [            ] (the “Outstanding Borrowing”) in the principal amount of $             and currently maintained as a Borrowing of [Base Rate Loans][LIBO Rate Loans with an Interest Period ending on                             , 201[ ]].

(ii) The Business Day of the Proposed [Conversion][Continuation] is                     .1

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on                                 ,

[1]

Shall be a Business Day at least three Business Days after the date hereof, provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

Exhibit A-2-1

            ]][converted into a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on                                      ,                 ]].2

[The undersigned hereby certifies that no Event of Default is in existence on the date of the Proposed Conversion].3

Very truly yours, OCI BEAUMONT LLC

By:
Name:
Title:

[2]	To be included for a Proposed Conversion or Continuation.
[3]	In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBO Rate Loan.

Exhibit A-2-2

EXHIBIT B-1

FORM OF REVOLVING NOTE

$	New York, New York
,

FOR VALUE RECEIVED, OCI BEAUMONT LLC, a Texas limited liability company (the “Borrower”) hereby promises to pay to                                               (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) located at Bank of America, N.A., as Administrative Agent, Credit Services, 901 Main Street, Dallas, TX 75202, Attention: Eldred Sholars on or before the Revolving Loan Maturity Date for Revolving Loans (as defined in the Credit Agreement) the principal sum of                          DOLLARS ($            ) or, if less, the aggregate unpaid principal amount, if any, of the Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Revolving Credit Agreement, dated as of April 4, 2014, among the Borrower, OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”) (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranty (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-1-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

OCI BEAUMONT LLC

By:
Name:
Title:

Exhibit B-1-2

EXHIBIT B-2

FORM OF SWINGLINE NOTE

$	New York, New York
,

FOR VALUE RECEIVED, OCI BEAUMONT LLC, a Texas limited liability company (the “Borrower”) hereby promises to pay to [                                                     ] (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) located at Bank of America, N.A., as Administrative Agent, Credit Services, 901 Main Street, Dallas, TX 75202, Attention: Eldred Sholars on or before the Swingline Expiry Date for Swingline Loans (as defined in the Credit Agreement) the principal sum of                              DOLLARS ($            ) or, if less, the aggregate unpaid principal amount, if any, of the Swingline Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Swingline Notes referred to in the Revolving Credit Agreement, dated as of April 4, 2014, among the Borrower, OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”) (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranty (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

OCI BEAUMONT LLC

By:
Name:
Title:

Exhibit B-2-2

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[See attached]

Exhibit C-1

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of April 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OCI Beaumont LLC (the “Borrower”), OCI Partners LP (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit D-1-1

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of April 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OCI Beaumont LLC (the “Borrower”), OCI Partners LP (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Sections 5.04(c) and 13.04(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit D-2-1

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL

INCOME TAX PURPOSES)

Reference is hereby made to the Revolving Credit Agreement dated as of April 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OCI Beaumont LLC (the “Borrower”), OCI Partners LP (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Sections 5.04(c) and 13.04(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or promptly notify such Lender in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

Exhibit D-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit D-3-2

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of April 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OCI Beaumont LLC (the “Borrower”), OCI Partners LP (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

Exhibit D-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit D-4-2

EXHIBIT E

FORM OF

OFFICER’S CERTIFICATE

[            ], 2014

This Officer’s Certificate is furnished pursuant to Section 6.02 of that certain Revolving Credit Agreement, dated as of April 4, 2014 (as amended, restated, supplemented or modified from time to time, the “Revolving Credit Agreement”), among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                ], the [                ] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that all of the conditions set forth in Section 6.07 and Section 6.16 of the Credit Agreement have been satisfied as of the date hereof.

[Remainder of this page intentionally left blank]

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first set forth above.

OCI BEAUMONT LLC

By:
Name: [ ]
Title: [ ]

Exhibit E-2

EXHIBIT F

FORM OF

SECURITY AGREEMENT

[See attached]

Exhibit F-1

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”), dated as of [            ], 2014, among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as collateral agent for the Secured Creditors (as defined below) (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), OCI Partners LP (the “MLP”), a Delaware limited partnership, Bank of America, as administrative agent, the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and permitted assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), the Issuing Lenders (as defined therein) from time to time party thereto, the Lenders and the Issuing Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Agent has agreed to act as agent for the benefit of the Secured Creditors in connection with the transactions contemplated by the Revolving Credit Agreement, this Agreement and the other Credit Documents; and

WHEREAS, in order to induce the Lenders to enter into the Revolving Credit Agreement and the other Credit Documents, and to induce the Secured Creditors to make financial accommodations to the Borrower as provided for in the Revolving Credit Agreement and the other Credit Documents and Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements, Grantors have agreed to grant a continuing security interest in and to the Collateral (as herein defined) in order to secure the complete payment, observance and performance of, among other things, the Secured Obligations (as herein defined).

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Revolving Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Revolving Credit Agreement; provided, however, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(a) “Account Debtor” means an account debtor (as that term is defined in the Code).

(b) “Agent” has the meaning specified therefor in the preamble to this Agreement.

(c) “Agreement” has the meaning specified therefor in the preamble to this Agreement.

(d) “Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

(e) “Borrower” has the meaning specified therefor in the recitals to this Agreement.

(f) “Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

(g) “CFC” means a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended from time to time.

(h) “Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(i) “Collateral” has the meaning specified therefor in Section 2.

(j) “Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims with a value, in the aggregate, equal to or exceeding $2,500,000 listed on Schedule 12 of the Perfection Certificate.

(k) “Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 11(b) of the Perfection Certificate or the most recent Perfection Certificate Supplement, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(l) “Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit A.

(m) “Deposit Account” means a deposit account (as that term is defined in the Code).

(n) “Discharging of Credit Agreement Obligations” has the meaning specified therefor in the First Lien Intercreditor Agreement.

(o) “Equipment” means equipment (as that term is defined in the Code).

(p) “Excluded Property” has the meaning specified in Section 2 hereof.

(q) “Existing Term Loan Collateral Agent” means Bank of America, N.A. in its capacity as collateral agent for the Secured Creditors under the Existing Term Loan Credit Agreement, together with its successors and permitted assigns in such capacity.

(r) “First Lien Intercreditor Agreement” means that First Lien Intercreditor Agreement, dated as of the date hereof, among Bank of America, N.A., as administrative agent under the Revolving Credit Agreement, the Agent, Bank of America, N.A., as Existing Term Loan Collateral Agent and administrative agent under the Existing Term Loan Credit Agreement and the Real Property Collateral Agent.

(s) “Fixtures” means fixtures (as that term is defined in the Code).

(t) “General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedging Agreements, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

(u) “Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

(v) “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

(w) “Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

(x) “Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses) and (B) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Creditors’ rights under the Credit Documents.

(y) “Inventory” means inventory (as that term is defined in the Code).

(z) “Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(aa) “Joinder” means each Joinder to this Agreement executed and delivered by Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

(bb) “Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

(cc) “Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

(dd) “Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 11(a) of the Perfection Certificate or the most recent Perfection Certificate Supplement, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(ee) “Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit B.

(ff) “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

(gg) “Pledged Companies” means each Person listed on Schedule 9 of the Perfection Certificate as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests is acquired or otherwise owned by a Grantor after the Closing Date.

(hh) “Pledged Interests” means, subject to the last paragraph of Section 2 hereof, all of each Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

(ii) “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

(jj) “Pledged Notes” has the meaning specified therefor in Section 5(i).

(kk) “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

(ll) “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

(mm) “Proceeds” has the meaning specified therefor in Section 2.

(nn) “PTO” means the United States Patent and Trademark Office.

(oo) “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor and the improvements thereto.

(pp) “Real Property Collateral Agent” shall have the meaning ascribed to the term in the First Lien Intercreditor Agreement.

(qq) “Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(rr) “Revolving Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

(ss) “Secured Creditors” means “Guaranteed Creditors” as such term is defined in the Revolving Credit Agreement.

(tt) “Secured Obligations” means the “Obligations” as such term is defined in the Revolving Credit Agreement.

(uu) “Securities Account” means a securities account (as that term is defined in the Code).

(vv) “Security Interest” has the meaning specified therefor in Section 2.

(ww) “Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

(xx) “Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 11(a) of the Perfection Certificate or the most recent Perfection Certificate Supplement, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (vi) all of each Grantor’s rights corresponding thereto throughout the world.

(yy) “Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit D.

(zz) “URL” means “uniform resource locator,” an internet web address.

2. Grant of Security. Each Grantor hereby grants, collaterally assigns, and pledges to Agent, for the benefit of each of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a) all of such Grantor’s Accounts;

(b) all of such Grantor’s Books;

(c) all of such Grantor’s Chattel Paper;

(d) all of such Grantor’s Deposit Accounts;

(e) all of such Grantor’s Equipment and Fixtures;

(f) all of such Grantor’s General Intangibles;

(g) all of such Grantor’s Inventory;

(h) all of such Grantor’s Investment Related Property;

(i) all of such Grantor’s Negotiable Collateral;

(j) all of such Grantor’s Supporting Obligations;

(k) all of such Grantor’s Commercial Tort Claims;

(l) all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any of the Secured Creditors; and

(m) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or Agent from time to time with respect to any of the Investment Related Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) capital stock of any Immaterial Subsidiary or voting Equity Interests of any CFC or FSHCO, solely to the extent that such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC or FSHCO; (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property, or any other agreement of any Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver (x) is required by the Borrower, the MLP or any other Grantor or (y) has been obtained that would permit Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any Secured Creditor’s continuing security interests in and Liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); (iii) any United States intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) Equipment or other assets owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing indebtedness in respect of purchase money financing or similar arrangement or Capitalized Lease Obligations permitted to be incurred pursuant to the provisions of the Revolving Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such indebtedness in respect of purchase money financing) prohibits the creation of any other Lien on such Equipment or other assets (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Code or other applicable law notwithstanding such prohibition); (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Code; (vi) interests in any partnership, joint venture or non-wholly owned subsidiary to the extent and for so long as the documents governing such interests in such partnership, joint venture, or non-wholly owned subsidiary prohibit the granting of a security interest therein without the consent of one or more third parties (other than another Credit Party); (vii) any property of a Person existing at the time such Person is acquired or merged with and into or consolidated with a Grantor in a transaction permitted by the Revolving Credit Agreement and to the extent such property is subject to a Permitted Lien (and any refinancing thereof permitted by the Revolving Credit Agreement) to the extent and for so long as the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such property; (viii) any property to the extent that such grant of a security interest therein is prohibited by any Requirements of Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law by, except to the extent that such Requirement of Law providing for such prohibition or requiring such consent is ineffective under applicable law, (ix) any Collateral that constitutes motor vehicles or other assets subject to a certificate of title statute, (x) any leasehold interest of any Grantor as lessee in Real Property but not any Collateral located on such Real Property; (xi) any fee interest in Real Property with a fair market value less than $5,000,000 other than any Real Property encumbered by a Mortgage, (xii) any Collateral which would result in adverse tax consequences to the Borrower (as reasonably determined by the Borrower in writing delivered to the Agent), and (xiii) any Collateral as to which the Agent and the Borrower reasonably agree in writing that the cost or other consequences of obtaining a security interest or perfection thereof is excessive when compared to the benefit to the Secured Creditors of the security afforded thereby (as confirmed by written notice to the Borrower). It is hereby understood and agreed that any property described in the preceding proviso, and any property that is otherwise expressly excluded from clauses (i) through (xii) above, shall be excluded from the definition of “Collateral” and shall constitute “Excluded Property”; provided, however, “Excluded Property” shall not include (i) any fee or leasehold parcel of Real Property which, notwithstanding its value, is, as determined by the Borrower in good faith, necessary or integral to the operation of the Plant or to the business of the Credit Parties or to the utility or value of other Mortgaged Property, (ii) any asset or property which secures obligations under the Existing Term Loan Credit Agreement and (iii) any Proceeds, products, substitutions or replacements of Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property). In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit accounts or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an Event of Default or (c) pledge agreements or security agreements governed under the laws of any non-U.S. jurisdiction be required.

3. Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Secured Creditors or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any Secured Creditor of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Creditors shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Creditors be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Revolving Credit Agreement, or any other Credit Document, Grantors shall have the right to possession and enjoyment of the Collateral, subject to and upon the terms hereof and of the Revolving Credit Agreement and the other Credit Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until both (i) the occurrence and continuance of an Event of Default and (ii) Agent has notified the applicable Grantor of Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 15.

5. Representations and Warranties. Each Grantor hereby represents and warrants as of the Closing Date to Agent, for the benefit of the Secured Creditors, which representations and warranties shall be true and correct, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) The exact legal name of each of the Grantors as of the Closing Date is set forth on the signature pages of this Agreement.

(b) Schedule 7 of the Perfection Certificate sets forth all Real Property owned by any of the Grantors as of the Closing Date.

(c) As of the Closing Date: (i) Schedule 11(b) of the Perfection Certificate provides a complete and correct list of all registered Copyrights owned by any Grantor and all applications for registration of Copyrights owned by any Grantor and, in each case, material to the conduct of the business of any Grantor; and (ii) Schedule 11(a) of the Perfection Certificate provides a complete and correct list of all registered Patents and Trademarks owned by any Grantor and all applications for Patents owned by any Grantor; and (iv) Schedule 11(a) of the Perfection Certificate provides a complete and correct list of all registered Trademarks owned by any Grantor and all applications for registration of Trademarks owned by any Grantor and, in each case, material to the conduct of the business of any Grantor.

(d) (i) each Grantor owns exclusively or holds licenses in all Intellectual Property that is necessary to the conduct of its business except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect; and

(ii) to each Grantor’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(e) This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary to perfect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable

Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 6 of the Perfection Certificate as of the Closing Date. Upon the making of such filings, Agent shall have a perfected security interest in the Collateral of each Grantor (subject only to Permitted Liens) to the extent such security interest can be perfected by the filing of a financing statement in such jurisdiction. Upon filing of the Copyright Security Agreement, if any, with the United States Copyright Office, filing of the Patent Security Agreement, if any, and the Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 6 of the Perfection Certificate, all actions necessary to perfect the Security Interest in and to each Grantor’s Copyrights, Patents, or Trademarks, respectively, have been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. All action by any Grantor necessary to perfect such security interest on each item of Collateral (to the extent perfection is required hereby) has been duly taken or will be taken substantially contemporaneously with the Closing Date.

(f) (i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Liens permitted under Section 10.01(xiv) and (xxvii) of the Revolving Credit Agreement and non-consensual Permitted Liens arising as a matter of law, of the Pledged Interests indicated on Schedule 9 of the Perfection Certificate as being owned by such Grantor as of the date hereof and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests owned by such Grantor are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable), and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 9 of the Perfection Certificate as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iii) such Grantor has the right and requisite authority to pledge the Investment Related Property pledged by such Grantor to Agent as provided herein; (iv) all actions necessary to perfect the Agent’s Liens in the Investment Related Property under the Code, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Agent (or its agent, bailee or designee, including the Existing Term Loan Collateral Agent pursuant to the First Lien Intercreditor Agreement) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer reasonably acceptable to Agent) endorsed in blank by the applicable Grantor; and (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 6 of the Perfection Certificate as of the date hereof for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates; and (v) each Grantor has delivered to and deposited with Agent (or its agent, bailee or designee, including the Existing Term Loan Collateral Agent pursuant to the First Lien Intercreditor Agreement) all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer reasonably acceptable to Agent (or its agent, bailee or designee, including the Existing Term Loan Collateral Agent pursuant to the First Lien Intercreditor Agreement)) endorsed in blank with respect to such certificates.

(g) No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or, in the case of clause (ii), any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except (x) for those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) for filings which are necessary to perfect the security interests created under the Security Documents and (z) as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. No Intellectual Property License described in clause (i) of the definition thereof of any Grantor that is necessary to the conduct of such Grantor’s business requires any consent of any other Person in order for such Grantor to grant the security interest granted hereunder in such Grantor’s right, title or interest in or to such Intellectual Property License except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(h) [reserved]

(i) Except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, there is no default, breach, violation, or event of acceleration existing under any promissory note (as defined in the Code) constituting Collateral and pledged hereunder (each a “Pledged Note”) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note.

6. Covenants. Each Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22 and subject to the terms of the First Lien Intercreditor Agreement:

(a) Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $2,500,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Grantors shall promptly (and in any event within thirty (30) days after receipt thereof (or such longer period as Agent in its Permitted Discretion may agree)), notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree)) after written request by Agent (subject to the terms of the First Lien Intercreditor Agreement), shall execute such other documents and instruments as shall be reasonably requested by Agent (subject to the terms of the First Lien Intercreditor Agreement) and, if requested by the Agent, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Agent (or its agent, bailee or designee, including the Existing Term Loan Collateral Agent pursuant to the First Lien Intercreditor Agreement), together with such undated powers (or other relevant document of transfer reasonably acceptable to Agent) endorsed in blank, and shall do such other acts or things deemed reasonably necessary by Agent, subject to the terms of the First Lien Intercreditor Agreement, to protect Agent’s Security Interest therein;

(b) Chattel Paper.

(i) Promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree)) after written request by Agent (subject to the terms of the First Lien Intercreditor Agreement), each Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds $2,500,000;

(ii) If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Revolving Credit Agreement), subject to the terms of the First Lien Intercreditor Agreement, promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree)) upon the occurrence of an Event of Default and at the reasonable request of Agent (provided that such request shall be deemed to have been automatically given in connection with an Event of Default under Section 11.05 of the Revolving Credit Agreement), such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Bank of America, N.A., as Agent for the benefit of the Secured Creditors”;

(c) Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $2,500,000 or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree) after becoming a beneficiary), notify Agent thereof and, promptly after written request by Agent (subject to the terms of the First Lien Intercreditor Agreement), use commercially reasonable efforts to enter into a tri-party agreement with Agent (or the Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement) and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and, subject to the First Lien Intercreditor Agreement, directing all payments thereunder to Agent’s account, all in form and substance reasonably satisfactory to Agent;

(d) Commercial Tort Claims. If the Grantors (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, for which the Grantors (or any of them) has an interest therein in the amount of $2,500,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Grantor or Grantors shall promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree) of obtaining such Commercial Tort Claim)), notify Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree) after request by Agent (subject to the terms of the First Lien Intercreditor Agreement), amend Schedule 12 of the Perfection Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Agent or the Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement), and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary by Agent (subject to the terms of the First Lien Intercreditor Agreement) to give Agent a perfected security interest in any such Commercial Tort Claim (subject only to Permitted Liens);

(e) [reserved];

(f) Intellectual Property.

(i) Upon the request of Agent (subject to the terms of the First Lien Intercreditor Agreement), in order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Agent’s Liens on such Grantor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby;

(ii) If any Grantor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to clause (c) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property as if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Grantor shall promptly (and in any event within 30 days or such longer period as the Agent may agree) provide to the Agent written notice of any of the foregoing and, upon the request of the Agent (subject to the terms of the First Lien Intercreditor Agreement), confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Agent’s security interest in such Intellectual Property. Further, each Grantor authorizes the Agent to modify this Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property of such Grantor acquired or arising after the date hereof.

(iii) Except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, each Grantor shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Grantor’s business, to protect and diligently enforce and defend at such Grantor’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability. Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Grantor’s business except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect. Each Grantor hereby agrees to take the steps described in this Section 6(f)(iii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Grantor’s business except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect;

(iv) Grantors acknowledge and agree that the Secured Creditors shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 6(f)(iv), Grantors acknowledge and agree that the Secured Creditors shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any of the Secured Creditors may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower; and

(v) Except as would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect, each Grantor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor’s business.

(g) Investment Related Property.

(i) If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within thirty (30) days (or such longer period as Agent in its Permitted Discretion may agree) of acquiring or obtaining such Collateral) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii) Subject to the terms of the First Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, following the request of Agent (provided that such request shall be deemed to have been automatically given in connection with an Event of Default under Section 11.05 of the Revolving Credit Agreement), all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Grantor shall be held by the Grantors in trust for the benefit of Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Agent in the exact form received;

(iii) No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same would be prohibited by the Revolving Credit Agreement;

(iv) Each Grantor agrees that it will cooperate with Agent in obtaining all reasonably necessary approvals and making all reasonably necessary filings under federal, state, or local law of the United States to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof;

(v) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement and held by any Grantor, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account, in each case, unless the Grantors take such steps as shall be reasonably requested by Agent to provide a perfected security interest therein (subject to the terms of the First Lien Intercreditor Agreement).

(h) Real Property; Fixtures. Each Grantor covenants and agrees that upon the acquisition of any interest in Real Property (other than Excluded Property), it will promptly notify Agent and the Real Property Collateral Agent of the acquisition of such Real Property and will grant to the Real Property Collateral Agent, for the benefit of the Secured Creditors, a Mortgage on each interest in Real Property (other than Excluded Property) now or hereafter owned by such Grantor and shall deliver such other documentation and opinions as are consistent with those required to be delivered pursuant to Sections 9.12 and 9.13 of the Revolving Credit Agreement, in form and substance reasonably satisfactory to the Real Property Collateral Agent, in connection with the grant of such Mortgage as the Real Property Collateral Agent shall reasonably request in its Permitted Discretion and such Grantor shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property;

(i) Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Revolving Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Credit Documents;

(k) Pledged Notes. Except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, Grantors without the prior written consent of Agent, will not, other than Permitted Dispositions or other transactions permitted under the Revolving Credit Agreement, assign or surrender their rights and interests under any of the Pledged Notes or terminate, cancel, modify, change, supplement or amend the Pledged Notes.

(l) Information Regarding Collateral. No Grantor shall effect any change (i) in any Grantor’s legal name, (ii) in the location of any Grantor’s chief executive office, (iii) in any Grantor’s identity or organizational structure, (iv) in any Grantor’s organizational identification number, if any, or (v) in any Grantor’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless it shall have given the Agent and the Administrative Agent prompt (and in any event within 10 Business Days after such change) written notice, or such longer notice period agreed to by the Agent, of such change, clearly describing such change and providing such other information in connection therewith as the Agent or the Administrative Agent may reasonably request and it shall take all action reasonably satisfactory to the Agent to maintain the perfection and priority of the security interest of the Agent for the benefit of the Secured Parties in the Collateral, if applicable.

7. Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Credit Documents referred to below in the manner so indicated.

(a) Revolving Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Revolving Credit Agreement, such provision of the Revolving Credit Agreement shall control.

(b) First Lien Intercreditor Agreement. Notwithstanding anything herein to the contrary, this Agreement shall at all times be subject to the First Lien Intercreditor Agreement and in the event of any conflict between any provision in this Agreement and a provision in the First Lien Intercreditor Agreement, such provision of the First Lien Intercreditor Agreement shall control. Prior to the Discharge of Credit Agreement Obligations, the delivery or granting of “control” (as defined in the Code) of any Shared Collateral (as defined in the First Lien Intercreditor Agreement) to the Existing Term Loan Collateral Agent pursuant to the terms of the Credit Documents (as defined in the First Lien Intercreditor Agreement) shall satisfy any such delivery or granting of “control” requirement hereunder to the extent that such delivery or granting of “control” is consistent with the terms of the First Lien Intercreditor Agreement.

(c) Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

8. Further Assurances.

(a) Subject to the First Lien Intercreditor Agreement, each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b) Subject to the First Lien Intercreditor Agreement, each Grantor authorizes the filing by Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Agent such other instruments or notices, as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c) Subject to the First Lien Intercreditor Agreement, each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance.

(d) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code and under Section 22 of this Agreement.

9. Agent’s Right to Perform Contracts, Exercise Rights, etc. Subject to the terms of the First Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, Agent

(or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Agent or any of its nominees.

10. Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Revolving Credit Agreement, subject to the terms of the First Lien Intercreditor Agreement, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b) to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(c) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d) to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(e) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f) to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(g) Agent, on behalf of the Secured Creditors, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11. Agent May Perform. If any Grantor fails to perform any agreement contained herein resulting in an Event of Default, subject to the terms of the First Lien Intercreditor Agreement, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12. Agent’s Duties. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Secured Creditors, and shall not impose any duty upon Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment equal to that which Agent accords its own property.

13. Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, subject to the terms of the First Lien Intercreditor Agreement, Agent or Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Agent, for the benefit of the Secured Creditors, or that Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Credit Documents.

14. Disposition of Pledged Interests by Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interests or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

15. Voting and Other Rights in Respect of Pledged Interests.

(a) Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the First Lien Intercreditor Agreement, (i) Agent may, at its option, and with two (2) Business Days prior notice to any Grantor (provided that such notice shall be deemed to have been automatically given in connection with an Event of Default pursuant to Section 11.05 of the Revolving Credit Agreement), and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the value of the Pledged Interests.

16. Remedies. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the First Lien Intercreditor Agreement:

(a) Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code.

(b) Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License), as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent.

(c) Any cash held by Agent as Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Revolving Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(d) Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing, Agent shall have the right to an immediate writ of possession without notice of a hearing.

17. Remedies Cumulative. Each right, power, and remedy of Agent, any of the Secured Creditors as provided for in this Agreement, the other Credit Documents or any Designated Interest Rate Protection Agreement, Designated Hedge Agreement or Designated Treasury Services Agreement now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Credit Documents and the Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent or any of the Secured Creditors of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or any of the Secured Creditors of any or all such other rights, powers, or remedies.

18. Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19. Indemnity and Expenses.

(a) Each Grantor agrees to indemnify Agent and any of the Secured Creditors from and against all claims, lawsuits and liabilities (including reasonable and documented attorneys fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or any other Credit Document to which such Grantor is a party to the same extent contemplated by Section 13.01 of the Revolving Credit Agreement. This provision shall survive the termination of this Agreement and the Revolving Credit Agreement and the repayment of the Secured Obligations.

(b) Grantors, jointly and severally, shall pay to Agent all the costs and expenses required by Section 13.01 of the Revolving Credit Agreement which Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Credit Documents, (iii) the exercise or enforcement of any of the rights of Agent hereunder or (iv) the failure by any Grantor to perform or observe any of the provisions hereof at the times contemplated by Section 13.01 of the Revolving Credit Agreement.

20. Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and each Grantor to which such amendment applies.

21. Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent at its address specified in the Revolving Credit Agreement, and to any of the Grantors at their respective addresses specified in the Revolving Credit Agreement or Subsidiaries Guaranty, as applicable, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22. Continuing Security Interest: Assignments under Revolving Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Commitments have been terminated and the Secured Obligations have been paid in full (other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated

Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made) in accordance with the provisions of the Revolving Credit Agreement, (b) be binding upon each Grantor, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, Agent, and its successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), any Lender may, in accordance with the provisions of the Revolving Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Revolving Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon termination of the Commitments and payment in full of the Secured Obligations in accordance with the provisions of the Revolving Credit Agreement(other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made), the Security Interest granted hereby shall terminate, any Liens arising therefrom shall be automatically released, and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, the Grantors will be authorized to file any termination statements to terminate such Security Interests. Upon the consummation of any transaction permitted by the Revolving Credit Agreement as a result of which a Guarantor is no longer required to be a Guarantor under the Revolving Credit Agreement, such Guarantor and/or Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor and/or Grantor shall automatically be released. Upon any sale or transfer by any Grantor of any Collateral that is permitted under the Revolving Credit Agreement (other than a sale or transfer to another Credit Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Revolving Credit Agreement, the Security Interest in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section 22, Agent shall promptly execute and deliver to Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities, instruments and written releases, terminations and similar documents. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Revolving Credit Agreement, any other Credit Document, or any other instrument or document executed and delivered by any Grantor to Agent nor any other loans made by any Lender to the Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Secured Creditors, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Agent in accordance with the provisions of the Revolving Credit Agreement. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

23. Governing Law.

(a) THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY

COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 23(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24. New Grantor. The execution and delivery in favor of Agent of a Joinder to this Agreement in substantially the form of Annex 1 by any Person that may be required pursuant to the Revolving Credit Agreement or that has otherwise agreed to become a party to this Agreement as a Grantor, along with any related instrument, adding such Person as an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder, and such additional Grantor shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

25. Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of each of the Secured Creditors.

26. Miscellaneous.

(a) This Agreement is a Credit Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(b) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c) Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any of the Secured Creditors or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the termination of the Commitments and the repayment in full of all of the Secured Obligations other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

(g) All of the annexes, schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	OCI BEAUMONT LLC, a Texas limited liability company

By:
Name:
Title:

OCI PARTNERS LP, a Delaware limited partnership

By:
Name:
Title:

AGENT:	BANK OF AMERICA, N.A.,

By:
Name:
Title:

ANNEX 1 TO SECURITY AGREEMENT

FORM OF JOINDER

Joinder No.      (this “Joinder”), dated as of                     , to the Security Agreement, dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each, individually, a “Grantor”) and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as agent for the Secured Creditors (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”) and OCI Partners LP (the “MLP”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and permitted assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”) and Bank of America as administrative agent, the Secured Creditors have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or, if not defined therein, in the Revolving Credit Agreement; and

WHEREAS, Grantors have entered into the Security Agreement in order to induce the Secured Creditors to make certain financial accommodations to the Borrower; and

WHEREAS, pursuant to Section 24 of the Security Agreement, certain Persons may become party to the Security Agreement as a Grantor by the execution of this Joinder in favor of Agent, for the benefit of the Secured Creditors; and

WHEREAS, each of the undersigned new Grantors (collectively, “New Grantors”) (a) will benefit by virtue of the financial accommodations extended to the Borrower by the Secured Creditors and (b) by becoming a Credit Party will benefit from certain rights granted to the Credit Parties pursuant to the terms of the Credit Documents;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1. In accordance with Section 24 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be deemed to be made as of such earlier date). In furtherance of the foregoing, each New Grantor does hereby grant, collaterally assign, and pledge to Agent, for the benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest in and to all of such New Grantor’s right, title and interest in and to the Collateral. Schedule 11(b), “Copyrights”, Schedule 11(a), “Patents”, Schedule 11(a), “Trademarks”, Schedule 9, “Pledged Companies”, Schedule 7, “Real Property”, and Schedule 6, “List of Uniform Commercial Code Filing Jurisdictions” attached hereto supplement Schedule 11(b), Schedule 11(a), Schedule 9, Schedule 7 and Schedule 6, respectively, to the

Perfection Certificate and shall be deemed a part thereof for all purposes of the Security Agreement and the exact legal name of each New Grantor is set forth in the signature pages of this Joinder. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference. Each New Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction in connection with the Credit Documents.

2. Each New Grantor represents and warrants to Agent and the Secured Creditors that this Joinder has been duly executed and delivered by such New Grantor and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Joinder is a Credit Document. This Joinder may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Joinder. Delivery of an executed counterpart of this Joinder by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Joinder.

4. The Security Agreement, as supplemented hereby, shall remain in full force and effect.

5. THE VALIDITY OF THIS JOINDER, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS JOINDER SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH NEW GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6.

7. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH NEW GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS JOINDER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH NEW GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS JOINDER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Security Agreement to be executed and delivered as of the day and year first above written.

NEW GRANTORS:	[NAME OF NEW GRANTOR]

By:
Name:
Title:

[NAME OF NEW GRANTOR]

By:
Name:
Title:

AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER NO.      TO SECURITY AGREEMENT]

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this      day of             , 20    , by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as agent for the Secured Creditors (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”) and OCI Partners LP, a Delaware limited partnership, the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and permitted assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Bank of America as administrative agent, the Secured Creditors have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Secured Creditors are willing to make the financial accommodations to Borrower as provided for in the Revolving Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Secured Creditors, that certain Security Agreement, dated as of [            ], 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Creditors, this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Revolving Credit Agreement.

2. GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby grants, collaterally assigns, and pledges to Agent, for the benefit of each of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Copyright Collateral”):

(a) all of such Grantor’s Copyrights and Copyright Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b) all renewals or extensions of the foregoing; and

(c) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Copyright or any Copyright exclusively licensed under any Intellectual Property License, including the right to receive damages, or the right to receive license fees, royalties, and other compensation under any Copyright Intellectual Property License.

3. SECURITY FOR SECURED OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Secured Creditors or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT AND FIRST LIEN INTERCREDITOR AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control. Notwithstanding anything herein to the contrary, this Copyright Security Agreement shall at all times be subject to the First Lien Intercreditor Agreement and in the event of any conflict between any provision in this Copyright Security Agreement and a provision in the First Lien Intercreditor Agreement, such provision of the First Lien Intercreditor Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new copyrights, the provisions of this Copyright Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to Agent with respect to any such new copyrights or renewal or extension of any copyright registration. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of each Grantor. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement.

7. CONSTRUCTION. This Copyright Security Agreement is a Credit Document. Unless the context of this Copyright Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Copyright Security Agreement refer to this Copyright Security Agreement as a whole and not to any particular provision of this Copyright Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified. Any reference in this Copyright Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the

A-2

repayment in full of all of the Secured Obligations other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

8. THE VALIDITY OF THIS COPYRIGHT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS COPYRIGHT SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.

10. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS COPYRIGHT SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS COPYRIGHT SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

A-3

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

AGENT:	BANK OF AMERICA, N.A.,

By:
Name:
Title:

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

Copyright Registrations

Grantor	Country	Copyright	Registration No.	Registration Date

Copyright Licenses

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this      day of             , 20    , by and among the Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as agent for the Secured Creditors (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”) and OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and permitted assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Bank of America as administrative agent, the Secured Creditors have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Secured Creditors are willing to make the financial accommodations to Borrower as provided for in the Revolving Credit Agreement, but only upon the condition, among others, that the Grantors shall have executed and delivered to Agent, for the benefit of the Secured Creditors, that certain Security Agreement, dated as of [            ], 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Creditors, this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Revolving Credit Agreement.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby grants, collaterally assigns, and pledges to Agent, for the benefit of each of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Patent Collateral”):

(a) all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b) all divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions of the foregoing; and

(c) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Patent or any Patent exclusively licensed under any Intellectual Property License, including the right to receive damages, or right to receive license fees, royalties, and other compensation under any Patent Intellectual Property License.

3. SECURITY FOR SECURED OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Secured Creditors or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT AND FIRST LIEN INTERCREDITOR AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control. Notwithstanding anything herein to the contrary, this Patent Security Agreement shall at all times be subject to the First Lien Intercreditor Agreement and in the event of any conflict between any provision in this Patent Security Agreement and a provision in the First Lien Intercreditor Agreement, such provision of the First Lien Intercreditor Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new patent application or issued patent or become entitled to the benefit of any patent application or patent for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing patent or patent application, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to Agent with respect to any such new patent rights. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement.

7. CONSTRUCTION. This Patent Security Agreement is a Credit Document. Unless the context of this Patent Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Patent Security Agreement refer to this Patent Security Agreement as a whole and not to any particular provision of this Patent Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified. Any reference in this Patent Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein

B-2

to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full of all of the Secured Obligations other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

8. THE VALIDITY OF THIS PATENT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS PATENT SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.

10. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PATENT SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PATENT SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

B-3

IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

Patents

Grantor	Country	Patent	Application/ Patent No.	Filing Date

Patent Licenses

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of                  , 20     (this “Pledged Interests Addendum”), is delivered pursuant to Section 6(g) of the Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Security Agreement, dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to BANK OF AMERICA, N.A., as Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Security Agreement or, if not defined therein, in the Revolving Credit Agreement. The undersigned hereby agrees that the additional interests listed on Schedule I shall be and become part of the Pledged Interests pledged by the undersigned to Agent in the Security Agreement and any pledged company set forth on Schedule I shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.

This Pledged Interests Addendum is a Credit Document. Delivery of an executed counterpart of this Pledged Interests Addendum by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledged Interests Addendum.

The undersigned hereby certifies that the representations and warranties set forth in Section 5 of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

THE VALIDITY OF THIS PLEDGED INTERESTS ADDENDUM, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS PLEDGED INTERESTS ADDENDUM SHALL BE TRIED AND LITIGATED ONLY IN THE STATE, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLEDGED INTERESTS ADDENDUM OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PLEDGED INTERESTS ADDENDUM MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Pledged Interests Addendum to be executed and delivered as of the day and year first above written.

[ ]

By:
Name:
Title:

SCHEDULE I

TO

PLEDGED INTERESTS ADDENDUM

Pledged Interests

Name of Grantor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this      day of             , 20    , by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as agent for the Secured Creditors (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of [            ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”) and OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and permitted assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Bank of America as administrative agent, the Secured Creditors have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Secured Creditors are willing to make the financial accommodations to Borrower as provided for in the Revolving Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Secured Creditors, that certain Security Agreement, dated as of [            ], 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Creditors, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Revolving Credit Agreement.

2. GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby grants, collaterally assigns, and pledges to Agent, for the benefit of each of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Trademark Collateral”):

(a) all of its Trademarks and Trademark Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark Intellectual Property License; and

(c) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademarks exclusively licensed under any Intellectual Property License, including right to receive any damages, (ii) injury to the goodwill associated with any Trademark, or (iii) right to receive license fees, royalties, and other compensation under any Trademark Intellectual Property License.

3. SECURITY FOR SECURED OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Secured Creditors or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT AND FIRST LIEN INTERCREDITOR AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Security Agreement, the Security Agreement shall control. Notwithstanding anything herein to the contrary, this Trademark Security Agreement shall at all times be subject to the First Lien Intercreditor Agreement and in the event of any conflict between any provision in this Trademark Security Agreement and a provision in the First Lien Intercreditor Agreement, such provision of the First Lien Intercreditor Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to Agent with respect to any such new trademarks or renewal or extension of any trademark registration. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Trademark Security Agreement by amending Schedule I to include any such new trademark rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Trademark Security Agreement. Delivery of an executed counterpart of this Trademark Security Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Trademark Security Agreement.

7. CONSTRUCTION. This Trademark Security Agreement is a Credit Document. Unless the context of this Trademark Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Trademark Security Agreement refer to this Trademark Security Agreement as a whole and not to any particular provision of this Trademark Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Trademark Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full

D-2

of all of the Secured Obligations other than (x) contingent indemnification obligations not then due, (y) obligations and liabilities under Designated Interest Rate Protection Agreements, Designated Hedge Agreements and Designated Treasury Services Agreements and (z) Letters of Credit that have been cash collateralized or for which arrangements satisfactory to the relevant Issuing Lender have been made. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

8. THE VALIDITY OF THIS TRADEMARK SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS TRADEMARK SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.

10. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS TRADEMARK SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS TRADEMARK SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

D-3

IN WITNESS WHEREOF, the parties hereto have caused this Trademark Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

BANK OF AMERICA, N.A., a Delaware limited liability company

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

1.

Trade Names

Common Law Trademarks

Trademarks Not Currently In Use

Trademark Licenses

EXHIBIT G

FORM OF

SOLVENCY CERTIFICATE

[            ], 2014

This Solvency Certificate is being executed and delivered pursuant to Section 6.14 of that certain Revolving Credit Agreement dated as of April 4, 2014 (as amended, restated, supplemented or modified from time to time, the “Revolving Credit Agreement”), among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Revolving Credit Agreement.

I, [                ], the [Chief Financial Officer/equivalent officer] of the MLP, in such capacity and not in an individual capacity, hereby certify as follows:

I am generally familiar with the businesses and assets of the MLP and the Borrower, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the MLP pursuant to the Revolving Credit Agreement; and

As of the date hereof and after giving effect to the Transaction and the incurrence of the indebtedness and obligations being incurred in connection with the Revolving Credit Agreement and the Transaction, that, (i) the sum of the debt (including contingent liabilities) of the MLP and the Borrower, taken as a whole, does not exceed the fair value of the present assets of the MLP and the Borrower, taken as a whole; (ii) the capital of the MLP and the Borrower, taken as a whole, is not unreasonably small in relation to the business of the MLP and the Borrower, taken as a whole, contemplated as of the date hereof; and (iii) the MLP and the Borrower, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

* * *

Exhibit G-1

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

OCI PARTNERS LP

By:
Name:
Title:

Exhibit G-2

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(f) of the Revolving Credit Agreement, dated as of April 4, 2014 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among OCI Beaumont LLC, a Texas limited liability company (the “Borrower”), OCI Partners LP, a Delaware limited partnership (the “MLP”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as the Chief Financial Officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default[, except as set forth below and described in detail, the nature and extent thereof and what actions the Borrower has taken and proposes to take with respect thereto].

4. Attached hereto as ANNEX 2 is the information required by Section 9.01(f) of the Credit Agreement as of the date hereof, including detailed calculations demonstrating compliance by the Borrower with Section 10.11 of the Credit Agreement. The Borrower is in compliance with such Section as of the date hereof (the “Computation Date”).

* * *

Exhibit H-1

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ______ day of ____________, 20___.

OCI BEAUMONT LLC

By:
Name:
Title: Chief Financial Officer

Exhibit H-2

ANNEX 1

TO EXHIBIT G

Financial Statements to be Attached

Exhibit H-3

ANNEX 2

TO EXHIBIT H

I.

(A) Consolidated Senior Secured Net Leverage Ratio

Section 10.11(a) – Consolidated Senior Secured Net Leverage Ratio.

1. As of the Computation Date, the sum of (without duplication):

(i)	all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with U.S. GAAP;

(ii)	all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (i)(A) of the definition of Indebtedness; and

(iii)	all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in clauses (i) and (ii);

in each case, to the extent that such Indebtedness is secured by a Lien on any assets of the Borrower or any of its Subsidiaries and excluding (x) any Indebtedness in respect of any notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07 of the Credit Agreement and (y) the aggregate amount available to be drawn (i.e. unfunded amounts) under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its consolidated Subsidiary Guarantors (although, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations shall be included in calculations on Consolidated Indebtedness).	$

Exhibit H-4

2.	Aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 of the Credit Agreement and Liens created under any Credit Document or the Existing Term Loan Credit Agreement) included on the consolidated balance sheet of the Borrower and its Subsidiaries as of the Computation Date:	$

3.	Line I.A.1 minus Line I.A.2:	$

4.	Consolidated Net Income for the four consecutive fiscal quarters ending [ ], 20[ ]:	$

5.	For the four consecutive fiscal quarters ending [ ], 20[ ], the sum of all of the following, in each case as determined without duplication in accordance with Section 13.07(a) of the Credit Agreement and, except with respect to clause (vi) below, to the extent deducted in calculating Consolidated Net Income for such period:

(i) Consolidated Interest Expense;

(ii) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, federal, foreign, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Subsidiaries paid or accrued during such period, including without duplication (A) payments made in respect of such period pursuant to any tax sharing agreements or arrangements among the Borrower, its Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the income of the Borrower and its Subsidiaries) and (B) an amount equal to the tax distributions actually made to any Parent Company in respect of such period in accordance with Section 10.03 of the Credit Agreement as though such amounts had been paid as taxes based on income or profits or capital directly by the Borrower and its Subsidiaries for such period and (C) any taxes or estimated taxes netted from addbacks to Consolidated Net Income pursuant to clauses (ii), (iv) or (v) thereof;

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period;

(iv) any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by the Credit Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, ex-

$

Exhibit H-5

penses, premiums or charges related to the Transaction and any nonrecurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(v) all non-cash charges and non-cash losses which were included in arriving at Consolidated Net Income for such period (excluding any such non-cash charges or non-cash losses to the extent that they represent an accrual or reserve for potential cash charges or losses in any future period or amortization of a prepaid cash charge or loss that was paid in a prior period); and

(vi) for any Material Projects commenced (or acquired) by the Borrower or any Subsidiary with a Commencement Date occurring during such period, Consolidated EBITDA Material Project Adjustments for such Material Project for such period;

minus all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period).

6.	Consolidated EBITDA for the four fiscal quarters ending [ ], 20[ ] (Line I.A.4 plus Line I.A.5):	$

7.	Ratio of Line I.A.3 to Line I.A.6:	_____

Consolidated Senior Secured Net Leverage Ratio is in compliance with Section 10.11(a)? Yes/No

(B) Consolidated Interest Coverage Ratio

Section 10.11(b) – Consolidated Interest Coverage Ratio.

1.	Line I.A.6 above:	$

2.	Consolidated Interest Expense for the four fiscal quarters ending [ ], 20[ ]:	$

3.	Ratio of Line I.B.1 to Line I.B.2:	_____

Consolidated Interest Coverage Ratio is in compliance with Section 10.11(b)? Yes/No

Exhibit H-6

II. It is hereby certified that there have been no changes to Schedules 1, 2, 3, 7, 9, 10, 11, 12, 14 and 16 of the Perfection Certificate or the latest Perfection Certificate Supplement, in each case, since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(f) of the Credit Agreement[, except as specially set forth below]:

[

]

[All actions required to be taken by the Credit Agreement and the Security Documents as a result of the changes described above have been taken, and the Collateral Agent or Real Property Collateral Agent, as applicable, has, for the benefit of the Secured Creditors, a perfected security interest (subject to Permitted Liens) in all Collateral pursuant to the various Security Documents to the extent required by the terms thereof].1

[1]	The bracketed language must be inserted if there have been any changes to the information, as contemplated by Section 9.01(f)(ii) of the Credit Agreement.

Exhibit H-7

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to the [Assignee][respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the [Assignor][ respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the [Assignor’s][respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [Assignor][respective Assignors] under the respective Tranches identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the [Assignor (in its capacity as a Lender)][respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit I-1

obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if an Affiliate of [identify Lender]]

[for each Assignee, indicate if an Affiliate of the Borrower]

3.	Borrower:	OCI Beaumont LLC

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $40,000,000 Revolving Credit Agreement dated as of April 4, 2014 among OCI Beaumont LLC, OCI Partners LP, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/ Loans of all Lenders thereunder.

Exhibit I-2

[7.	Trade Date:	][9]

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit I-3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit I-4

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:[12] OCI BEAUMONT LLC

By:
Title: ]

[12]	To be added only if the consent of the Borrower is required by the Credit Agreement.

Exhibit I-5

ANNEX 1

TO EXHIBIT I

REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Transferee under the Credit Agreement (subject to such consents, if any, as may be required under Section 13.04(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to

Exhibit I-6

make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit I-7

EXHIBIT J

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

[See attached]

Exhibit J-1

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 2014

among

BANK OF AMERICA, N.A.,

as Credit Agreement Collateral Agent,

BANK OF AMERICA, N.A.,

as Authorized Representative under the Credit Agreement,

BANK OF AMERICA, N.A.,

as the Initial Other Authorized Representative,

BANK OF AMERICA, N.A.,

as the Initial Other Collateral Agent,

BANK OF AMERICA, N.A.,

as Real Property Collateral Agent,

and

each additional Authorized Representative

and Collateral Agent from time to time party hereto

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	2

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	10
SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	11
SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions	13
SECTION 2.04	Automatic Release of Liens	14
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06	Reinstatement	15
SECTION 2.07	Insurance	15
SECTION 2.08	Refinancings	16
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection	16
SECTION 2.10	Credit Agreement Collateral Agent as Collateral Agent for Mortgaged Property	17
SECTION 2.11	Amendments to First Lien Security Documents	18

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority	19

ARTICLE V

MISCELLANEOUS

SECTION 5.01	Notices	20
SECTION 5.02	Waivers; Amendment; Joinder Agreements	21
SECTION 5.03	Parties in Interest	22
SECTION 5.04	Survival of Agreement	22

-i-

-ii-

EXHIBIT A     Form of Joinder Agreement

FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [                ], 2014, among BANK OF AMERICA, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), BANK OF AMERICA, N.A., as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”), Bank of America, N.A., as Real Property Collateral Agent (as defined herein) for the Credit Agreement Secured Parties and the Initial Other First Lien Secured Parties, and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Term Loan Credit Agreement dated as of August 20, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among OCI USA INC., a Delaware corporation (“Holdings”), OCI BEAUMONT LLC, a Texas limited liability company (the “Borrower” or the “Company”), the Lenders (as defined therein) party thereto from time to time, the Administrative Agent and the Credit Agreement Collateral Agent and the other parties named therein, (ii) the Security Agreement dated as of August 20, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among each grantor party thereto from time to time and the Credit Agreement Collateral Agent, (iii) the Revolving Credit Agreement dated as of [                ], 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Initial Other First Lien Agreement”), among OCI Partners LP, a Delaware limited partnership (the “MLP”), the Borrower, the Lenders (as defined therein) party thereto from time to time and the Initial Other Authorized Representative and the other parties named therein and (iv) the Security Agreement dated as of [                ], 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Initial Other Security Agreement”) among each grantor party thereto from time to time and the Initial Other Collateral Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) Without limiting the provisions of Section 2.01, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Other First Lien Obligations (other than those secured by any Mortgaged Property), the Initial Other Collateral Agent, (iii) in the case of any Initial Other First Lien Obligations secured by any Mortgaged Property pursuant to the Mortgages, the Real Property Collateral Agent and (iv) in the case of any other Series of Other First Lien Obligations that become subject to this Agreement after the date hereof, the Collateral Agent named for such Series in the applicable Joinder Agreement.

“Controlling Secured Parties” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

“Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Credit Agreement Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the Mortgages (as defined in the Credit Agreement), the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all amounts owing to any party pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Secured Obligations” as defined in the Security Agreement.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the “Guaranteed Creditors” as defined in the Credit Agreement.

“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the Credit Documents (as defined in the Credit Agreement).

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Grantors” means the MLP and each Subsidiary or direct or indirect parent company of the MLP which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement, the Mortgages and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Agreement and including, without limitation, the “Secured Obligations” as defined in the Initial Other Security Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations (including the “Guaranteed Creditors” as defined in the Initial Other First Lien Agreement) and the Initial Other Authorized Representative.

“Initial Other Security Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the document in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $15,000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Mortgaged Property” shall have the meaning assigned to such term in the Initial Other First Lien Agreement.

“Mortgages” shall have the meaning assigned to such term in the Initial Other First Lien Agreement.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized

Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any credit agreement (excluding the Credit Agreement and including the Initial Other First Lien Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Parties) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of Indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement, the Initial Other First Lien Obligations pursuant to the Initial Other First Lien Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (other than the Initial Other First Lien Agreement) (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Parties” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement, mortgage or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of the Applicable Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Applicable Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Real Property Collateral Agent” shall have the meaning assigned to such term in Section 2.10.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Credit Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Documents.

“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacities as such), and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

(ii) SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series (the amounts so applied to be distributed among the First Lien

Secured Parties pro rata in accordance with the respective amounts of the First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b) Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent and the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent and the Real Property Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent and the Real Property Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent or the Real Property Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent or Real Property Collateral Agent, as applicable, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) and the Real Property Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent or Real Property Collateral Agent for the benefit of the Controlling Secured Parties had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent (or by the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative), the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent (or by the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative), the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent or the Real Property Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) So long as the Credit Agreement Collateral Agent or the Initial Other Collateral Agent is a party to this Agreement, this Agreement shall not apply to any assets a security interest in which is not granted to the Credit Agreement Collateral Agent or the Initial Other Collateral Agent, respectively.

SECTION 2.03 No Interference; Payment Over; Exculpatory Provisions.

(a) Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent (or by the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative), (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent, the Real Property Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent (or by the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative) or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent, the Real Property Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party and the Real Property Collateral Agent hereby agree that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any

Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c) None of the Applicable Collateral Agent, the Real Property Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, the Real Property Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

SECTION 2.04 Automatic Release of Liens.

(a) If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent (or by the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative) in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent (or of the Real Property Collateral Agent for the benefit of the Credit Agreement Secured Parties and the Initial Other First Lien Secured Parties) on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent or the Real Property Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section

364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Credit Document or Other First Lien Documents), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized

Representative) and the Real Property Collateral Agent (acting on the instructions of the Applicable Authorized Representative) solely in the case of the Mortgaged Property subject to the Mortgages, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral). The Company shall take such further action as is required to effectuate the transfer contemplated hereby if reasonably requested by the Applicable Collateral Agent.

(b) Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

SECTION 2.10 Credit Agreement Collateral Agent as Collateral Agent for Mortgaged Property.

(a) The Initial Other Authorized Representative and the Initial Other Collateral Agent, on behalf of themselves and the Initial Other First Lien Secured Parties, each hereby appoint the Credit Agreement Collateral Agent as its “collateral agent” (in such capacity, together with any successor in such capacity appointed by the Initial Other Authorized Representative and the Initial Other Collateral Agent, the “Real Property Collateral Agent”) for the limited purpose of acquiring, holding and enforcing any and all Liens on the Mortgaged Property granted by any Grantor to secure any of the Initial Other First Lien Obligations pursuant to the Mortgages, together with such powers and discretion as are reasonably incidental thereto, and authorizes the Real Property Collateral Agent to enter into the Mortgages in such capacity. The Real Property Collateral Agent accepts such appointment and agrees to hold the Lien on the Mortgaged Property granted to it pursuant to the Mortgages as collateral agent for the benefit of the Credit Agreement Secured Parties and the Initial Other First Lien Secured Parties until the Discharge of Credit Agreement Obligations and the Discharge of Initial Other First Lien Obligations, subject to the terms and conditions of this Agreement. The Credit Agreement Collateral Agent and the Initial Other Collateral Agent hereby acknowledge that the Real Property Collateral Agent will obtain a Lien on and security interest in the Mortgaged Property pursuant to the Mortgages for the benefit of both the Credit Agreement Secured Parties and the Initial Other First Lien Secured Parties.

(b) The Real Property Collateral Agent, the Credit Agreement Collateral Agent, on behalf of itself and the Credit Agreement Secured Parties, and the Initial Other Collateral Agent, on behalf of itself and the Initial Other First Lien Secured Parties, each hereby agrees that the Applicable Authorized Representative shall have the sole and exclusive right and authority to give instructions to, and otherwise direct, the Real Property Collateral Agent in respect of the Mortgaged Property and no other Credit Agreement Secured Party or Initial Other First Lien Secured Party will impede, hinder, delay or interfere with the exercise of such rights by the Applicable Authorized Representative in any respect. The Real Property Collateral Agent shall, if it receives any instructions or directions from the Applicable Authorized Representative to take any action in relation to the Mortgages, assume that all applicable conditions under the Mortgages, the applicable First Lien Documents and the Intercreditor Agreement for taking that action have been satisfied and that the Applicable Authorized Representative is entitled to give such instructions or directions. The Grantors hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Real Property Collateral Agent to the same extent and on the same terms that the Grantors are required to do so for the Credit Agreement Collateral Agent in accordance with the Credit Agreement and for the Initial Other Collateral Agent in accordance with the Initial Other First Lien Agreement. The Credit Agreement Secured Parties and the Initial Other First Lien Secured Parties hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Real Property Collateral Agent to the same extent and on the same terms that the Credit Agreement Secured Parties are required to do so for the Credit Agreement Collateral Agent in accordance with the Credit Agreement and the Initial Other First Lien Secured Parties are required to do so for the Initial Other Collateral Agent in accordance with the Initial Other First Lien Agreement, respectively. The provisions of Section 12.03 of the Credit Agreement and Section 12.03 of the Initial Other First Lien Agreement shall be incorporated herein, mutatis mutandis, as if fully set forth herein except that each reference to “Administrative Agent” therein shall be deemed to be a reference to “Real Property Collateral Agent” for purposes hereof.

(c) The Real Property Collateral Agent shall have no obligation whatsoever to the Initial Other Collateral Agent or any Initial Other First Lien Secured Party including, without limitation, any obligation to assure that the Mortgaged Property is owned by any Grantor or to preserve rights or benefits of any Person except as expressly set forth in this Agreement or in the Mortgages. In acting on behalf of the Initial Other Collateral Agent and the Initial Other First Lien Secured Parties, the duties or responsibilities of the Real Property Collateral Agent under this Section 2.10 shall be limited solely to those duties and obligations applicable to it under this Agreement and the Mortgages.

(d) The Real Property Collateral Agent shall not have by reason of the Mortgages or this Agreement or any other document a fiduciary relationship in respect of the Initial Other Collateral Agent or any Initial Other First Lien Secured Party.

(e) Any resignation by Bank of America, N.A., as Administrative Agent pursuant to Section 12.06 of the Credit Agreement shall also constitute its resignation as Real Property Collateral Agent hereunder and under the Mortgages pursuant to the terms of Section 12.06 of the Credit Agreement and any successor Administrative Agent appointed pursuant to Section 12.06 of the Credit Agreement shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Real Property Collateral Agent hereunder and under the Mortgages, and the retiring Real Property Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the Mortgages. The Administrative Agent shall promptly notify the Initial Other Authorized Representative in writing of such resignation. The Initial Other Authorized Representative may remove the Credit Agreement Collateral Agent as Real Property Collateral Agent upon 30 days’ prior written notice to the Real Property Collateral Agent and the Administrative Agent.

SECTION 2.11 Amendments to First Lien Security Documents.

(a) Without the prior written consent of the Administrative Agent and Credit Agreement Collateral Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent and the Credit Agreement Collateral Agent agree that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.11, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.11.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent or the Real Property Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent or the Real Property Collateral Agent, except that each Applicable Collateral Agent and the Real Property Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent (or the Real Property Collateral Agent acting on the instructions of the Applicable Authorized Representative) shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent or the Real Property Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-

Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Real Property Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession.

ARTICLE V

MISCELLANEOUS

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Administrative Agent or the Credit Agreement Collateral Agent, to it at:

Bank of America, N.A., as Administrative Agent

901 Main Street, Dallas, TX 75202

Attention: Eldred Sholars

Telephone: (972) 338-3811

Facsimile: (214) 290-9485

Electronic Mail: eldred.sholars@baml.com

(b) if to the Initial Other Collateral Agent, to it at:

Bank of America, N.A.

901 Main Street, Dallas, TX 75202

Attention: Eldred Sholars

Telephone: (972) 338-3811

Facsimile: (214) 290-9485

Electronic Mail: eldred.sholars@baml.com

(c) if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of, or otherwise adversely affects, the Company or any other Grantor, with the consent of the Company).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03 Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic method of transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

SECTION 5.08 Submission to Jurisdiction; Waivers. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 5.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.06, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.14 Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement and the Other First Lien Documents, the Company may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the Liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i) such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Authorized Representative and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Company shall have (x) delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iii) all First Lien Security Documents, filings and recordations necessary or desirable in the reasonable judgment of the Additional Senior Class Debt Collateral Agent to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent); and

(iv) the Other First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Senior Class Debt Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.

SECTION 5.15 Agent Capacities. Except as expressly provided herein (including Section 2.10 with respect to the Credit Agreement Collateral Agent), the Administrative Agent and Credit Agreement Collateral Agent are each acting, respectively, in the capacity of the administrative agent and the collateral agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent are each acting, respectively, in the capacity of the authorized representative and the collateral agent solely for the Initial Other First Lien Secured Parties.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent and Credit Agreement Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Initial Other Authorized Representative and Initial Other Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Real Property Collateral Agent

By:
Name:
Title:

[Signature Page to First Lien Intercreditor Agreement]

CONSENT OF GRANTORS

Dated: [            ], 2014

Reference is made to the First Lien Intercreditor Agreement dated as of the date hereof between Bank of America, N.A., as Administrative Agent and Credit Agreement Collateral Agent, Bank of America, N.A., as Initial Other Authorized Representative, Bank of America, N.A., as Initial Other Collateral Agent and Bank of America, N.A, as Real Property Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Grantors have read the foregoing Intercreditor Agreement and consent thereto. The Grantors agree that they will not take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement and agree to abide by the requirements expressly applicable to them under the foregoing Intercreditor Agreement. The Grantors confirm that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Except as set forth in Section 5.02 of the Intercreditor Agreement and notwithstanding anything otherwise to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Notices delivered to the Company pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

Consent of Grantors

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

OCI BEAUMONT LLC

By:
Name:
Title:

OCI USA INC.

By:
Name:
Title:

OCI PARTNERS LP

By:
Name:
Title:

Consent of Grantors

Exhibit A

to First Lien Intercreditor Agreement

[FORM OF] JOINDER NO. [            ] dated as of [            ], 20[            ] (this “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2014, (the “First Lien Intercreditor Agreement”), among Bank of America, N.A., as Administrative Agent and Credit Agreement Collateral Agent, Bank of America, N.A., as Initial Other Authorized Representative, Bank of America, N.A., as Initial Other Collateral Agent, Bank of America, N.A., as Real Property Collateral Agent and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the Liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.14 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Class Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the First Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the

[1]	In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent

Exhibit A-1

New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method of transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit A-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

Exhibit A-3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit A-4

Acknowledged by:

BANK OF AMERICA, N.A.,
as Administrative Agent and Credit Agreement Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Initial Other Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Initial Other Authorized Representative

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Real Property Collateral Agent

By:
Name:
Title:

Acknowledged and agreed by:

OCI BEAUMONT LLC,

By:
Name:
Title:

Exhibit A-5